UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

aQuantive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value, of aQuantive, Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

79,854,881 shares of Company Common Stock outstanding as of June 6, 2007, 11,556,903 shares of Company Common Stock issuable upon the exercise of options (vested and unvested) as of June 6, 2007 with an exercise price less than $66.50 per share, and 6,163,200 shares of Company Common Stock issuable upon the conversion of 2.25% Convertible Senior Subordinated Notes due 2024 as of June 6, 2007.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000307 by the sum of

     (i) 79,854,881 shares of Company Common Stock multiplied by $66.50 per share,

     (ii) the product of 5,634,178 shares of Company Common Stock issuable upon the exercise of in-the-money vested options to purchase Company Common Stock, and $57.81 per share in cash in consideration for the cancellation of such options (which is the excess of the merger consideration of $66.50 over the weighted average exercise price of such options),

     (iii) the product of 5,922,725 shares of Company Common Stock issuable upon the exercise of in-the-money unvested options to purchase Company Common Stock, and $51.37 per share (which is the excess of the merger consideration of $66.50 over the weighted average exercise price of such options), and

     (iv) 6,163,200 shares of Company Common Stock issuable upon the expected conversion of 2.25% Convertible Senior Subordinated Notes due 2024 multiplied by $66.50 per share.

(4)	Proposed maximum aggregate value of transaction:

$6,350,164,600

(5)	Total fee paid:

$194,950.05

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

821 Second Avenue, Suite 1800
Seattle, Washington 98104

July 3, 2007

Dear aQuantive Shareholder:

We invite you to attend a special meeting of shareholders of aQuantive, Inc. to be held at the Hotel 1000, located at 1000 First Avenue, Seattle, WA 98104, at 10:00 a.m. Pacific time on August 9, 2007.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of May 17, 2007, by and among aQuantive, Inc., Microsoft Corporation and Arrow Acquisition Company, a wholly owned subsidiary of Microsoft. The merger agreement provides for the merger of Arrow Acquisition with and into aQuantive, as a result of which aQuantive would become 100% owned by Microsoft.

If the merger is completed, holders of shares of aQuantive common stock (other than holders properly exercising dissenters’ rights under Washington law) will receive $66.50 in cash, without interest and subject to any required withholding of taxes, for each share of aQuantive common stock owned by them as of immediately prior to the effective time of the merger. The $66.50 per share cash consideration to be paid in the merger represents a premium of approximately 85% over the $35.87 closing price of aQuantive common stock on May 17, 2007, the last trading day before the merger agreement was publicly announced.

aQuantive’s board of directors has unanimously determined that each of the merger and the merger agreement is advisable and in the best interests of aQuantive and aQuantive’s shareholders. Accordingly, the board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Your vote is important. We cannot complete the merger unless holders of at least a majority of our outstanding common stock vote to approve the merger agreement. Failure to submit a properly executed proxy will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, we urge you to vote by completing, signing, dating and returning the enclosed proxy card as promptly as possible. By submitting your proxy now, you will not be precluded from attending the special meeting and voting in person.

The enclosed proxy statement provides detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including the attached annexes.

Thank you for your cooperation and continued support.

Sincerely,

Brian P. McAndrews
President and Chief Executive Officer

The proxy statement is dated July 3, 2007, and is first being mailed to shareholders of aQuantive on or about July 6, 2007.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

821 Second Avenue, Suite 1800
Seattle, Washington 98104

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on
August 9, 2007

Dear aQuantive Shareholder:

You are cordially invited to attend the special meeting of shareholders of aQuantive, Inc., a Washington corporation, that will be held at the Hotel 1000, located at 1000 First Avenue, Seattle, WA 98104, at 10:00 a.m. Pacific time on August 9, 2007, for the following purposes:

1. to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of May 17, 2007 (as it may be amended from time to time, the “merger agreement”), by and among aQuantive, Inc., referred to as aQuantive, Microsoft Corporation, referred to as Microsoft, and Arrow Acquisition Company, referred to as Arrow Acquisition, a wholly owned subsidiary of Microsoft;

2. to consider and vote upon any proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate; and

3. to consider and vote upon such other matters as may properly come before the special meeting or any adjournment of the special meeting.

Only shareholders of record on the books of aQuantive at the close of business on June 25, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment thereof.

aQuantive’s board of directors has unanimously determined that each of the merger and the merger agreement is advisable and in the best interests of aQuantive and aQuantive’s shareholders. Accordingly, the board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. aQuantive’s board of directors also unanimously recommends that you expressly grant the authority to vote your shares to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Holders of aQuantive common stock are or may be entitled to assert dissenters’ rights with respect to the merger under Chapter 23B.13 of the Washington Business Corporation Act. A copy of Chapter 23B.13 is attached as Annex C to the enclosed proxy statement.

Your vote is important.  Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage-prepaid addressed envelope. Submitting the proxy will not affect your right to vote at the special meeting if the proxy is revoked in the manner set forth in the enclosed proxy statement.

By Order of the Board of Directors

Brian P. McAndrews
President and Chief Executive Officer

Seattle, Washington
July 3, 2007

i

ii

SUMMARY OF TERMS

This summary, together with the section of this proxy statement entitled “Questions and Answers about the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement among Microsoft Corporation, referred to as Microsoft, Arrow Acquisition Company, referred to as Arrow Acquisition, and aQuantive, Inc., referred to as aQuantive, and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. The descriptions of the terms of the merger agreement in this proxy statement are qualified by the terms of the merger agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger. In this proxy statement, the terms “aQuantive,” “Company,” “we,” “our,” “ours,” and “us” refer to aQuantive, Inc.

The Parties (page 12)

aQuantive, Inc.
821 Second Avenue, Suite 1800
Seattle, Washington 98104
(206) 816-8700

Founded in 1997, aQuantive is a digital marketing company with three distinct business segments: digital marketing services; digital marketing technologies; and digital performance media. aQuantive is the parent company of Avenue A|Razorfish, the largest interactive agency in the United States, and five international agencies, DNA, Amnesia, NEUE DIGITALE, e-Crusade and Duke, all of which are part of our digital marketing services segment; Atlas, a provider of integrated digital marketing technologies and expertise which is part of our digital marketing technology segment; and DRIVEpm, MediaBrokers and Franchise Gator, which are behavioral targeting businesses and part of our digital performance media segment. aQuantive is incorporated in the State of Washington.

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052-6399
(425) 882-8080

Founded in 1975, Microsoft develops, manufactures, licenses, and supports a wide range of software products for many computing devices. Microsoft’s software products include: operating systems for servers, personal computers, and intelligent devices; server applications for distributed computing environments; information worker productivity applications; business solution applications; high-performance computing applications; and software development tools. Microsoft also provides consulting and product support services, and trains and certifies computer system integrators and developers. Additionally, Microsoft sells the Xbox 360 video game console and games, PC games, and peripherals. Online offerings and information are delivered through Microsoft’s Windows Live, Office Live, and MSN portals and channels. Microsoft is incorporated in the State of Washington.

Arrow Acquisition Company
One Microsoft Way
Redmond, Washington 98052-6399
(425) 882-8080

Arrow Acquisition, a wholly owned subsidiary of Microsoft, was organized solely for the purpose of entering into the merger agreement with aQuantive and completing the proposed merger. Arrow Acquisition has not engaged in any business operations. Arrow Acquisition is incorporated in the State of Washington.

The Merger (page 16)

Under the merger agreement, Arrow Acquisition will merge with and into aQuantive with aQuantive continuing as the surviving corporation. After the completion of the merger, Microsoft will own all of aQuantive’s outstanding stock. Our shareholders will receive cash in the merger in exchange for their shares of aQuantive common stock.

Merger Consideration (page 40)

If the merger is completed, you will receive $66.50 in cash, without interest and subject to any required withholding of taxes, in exchange for each share of aQuantive common stock that you own immediately prior to the effective time of the merger unless you dissent and seek to obtain payment of the fair value of your shares under Washington law. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an aQuantive shareholder.

Effect on aQuantive Stock Options and Restricted Stock (page 41)

Under the merger agreement, outstanding stock options granted under aQuantive’s plans will be treated differently at the effective time of the merger depending upon whether they are vested or unvested.

•	Each option to the extent vested and exercisable as of immediately prior to the effective time of the merger or as a result of the merger, referred to as a vested option, will terminate at the effective time of the merger, and the holder of each vested option will be entitled to receive, subject to applicable withholding taxes, the merger consideration for each share of common stock that would have been issuable upon exercise of the vested option less the applicable exercise price for such share of common stock.

•	Each option to the extent not vested or exercisable prior to or as a result of the consummation of the merger, referred to as an unvested option, will be converted into an option granted pursuant to the Microsoft 2001 Stock Plan to purchase that number of shares of common stock of Microsoft determined by multiplying the number of aQuantive shares of common stock subject to such unvested option at the effective time of the merger by an exchange ratio (such ratio is defined in “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock” and referred to as the Exchange Ratio), at an exercise price per share of Microsoft common stock equal to the exercise price per share of such unvested option divided by the Exchange Ratio.

•	Also at the effective time of the merger, aQuantive unvested restricted shares granted under aQuantive’s 1999 Stock Incentive Compensation Plan to our chief executive officer that are outstanding immediately prior to the effective time of the merger which do not become vested as a result of the merger will be converted into restricted shares or restricted stock units of Microsoft common stock determined by multiplying the number of aQuantive restricted shares by the Exchange Ratio. As a result, any reference in this proxy statement to shares of aQuantive for which a shareholder will receive $66.50 per share in cash, without interest, in connection with the merger does not include, or refer to, any aQuantive unvested restricted shares held by our chief executive officer which do not become vested as a result of the merger.

Reasons for the Merger (page 20)

In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered a number of factors in its deliberations. See “The Merger — Reasons for the Merger and Recommendation of the Board of Directors.”

Opinion of Our Financial Advisor (page 21)

Our board of directors received a fairness opinion, dated May 17, 2007, from Morgan Stanley & Co. Incorporated, the financial advisor to the board of directors, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of aQuantive common stock pursuant to the merger agreement was fair from a financial point of view to such holders. aQuantive has agreed to pay Morgan Stanley a fee for its services, a substantial portion of which is contingent upon the consummation of the merger. A copy of Morgan Stanley’s opinion is attached as Annex B to this proxy statement and is incorporated herein by reference. You should read the opinion carefully in its entirety for a description of the assumptions made, the matters considered and limitations on the review undertaken. Morgan Stanley addressed its opinion to our board of directors, and the opinion does not constitute a recommendation to any shareholder as to how to vote or as to any other action that a shareholder should take relating to the merger.

Recommendation to aQuantive Shareholders (page 15)

Our board of directors, by the unanimous vote of all of its members, has:

•	approved the merger and the merger agreement;

•	determined that each of the merger and the merger agreement is advisable and in the best interests of aQuantive and its shareholders;

•	directed that the merger agreement be submitted to aQuantive’s shareholders for approval;

•	recommended the merger, the merger agreement and the transaction contemplated thereby to aQuantive’s shareholders; and

•	recommended that aQuantive shareholders approve the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Interests of Our Directors and Executive Officers in the Merger (page 29)

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our shareholders generally, including, without limitation, the following:

•	the cash-out of vested options, including those held by executive officers and directors, and the acceleration of vesting of options held by directors;

•	the conversion of unvested options and restricted stock, including those held by executive officers, into options and restricted stock or restricted stock units of Microsoft;

•	accelerated vesting upon the merger of a portion of outstanding equity awards of one executive officer;

•	full acceleration of vesting of outstanding options held by executive officers if the applicable executive officer’s employment is terminated under certain circumstances following the merger;

•	payments of retention bonuses to executive officers by Microsoft as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger”;

•	continuation of existing employment agreements between aQuantive and two executive officers providing for severance under certain circumstances;

•	continuation of certain employee benefits; and

•	continuation of certain indemnification and insurance arrangements.

Dissenters’ Rights (page 34)

Shareholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for asserting dissenters’ rights under the applicable statutory provisions of the Washington Business Corporation Act, referred to as the WBCA, summarized elsewhere in this proxy statement, may demand payment of the “fair value” of their shares in connection with the merger. See “The Merger — Dissenters’ Rights.”

Material U.S. Federal Income Tax Consequences of the Merger (page 38)

The merger generally will be taxable for U.S. federal income tax purposes. This means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of aQuantive common stock surrendered. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Antitrust Matters (page 39)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Both Microsoft and aQuantive filed the required notification and report forms under the HSR Act on June 4, 2007. A foreign competition filing was submitted in Germany on June 21, 2007. We submitted a filing in Brazil and are also planning to submit a filing in Italy, and are evaluating whether requirements to provide information in other jurisdictions are applicable. Although we are submitting filings and other information in multiple foreign jurisdictions, the only clearance from a foreign competition authority that is required as a closing condition is clearance from the German authorities.

The Special Meeting of aQuantive Shareholders (page 13)

Time, Date and Place.  The special meeting will be held at the Hotel 1000, located at 1000 First Avenue, Seattle, WA 98104, at 10:00 a.m. Pacific time, on August 9, 2007.

Purpose.  You will be asked to consider and vote upon approval of the merger agreement. The merger agreement provides that Arrow Acquisition will be merged with and into aQuantive, and each outstanding share of our common stock (other than shares in respect of which dissenters’ rights are exercised) will be converted into the right to receive $66.50 in cash, without interest and subject to any required withholding of taxes.

The special meeting may be adjourned to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting.

Record Date and Voting Rights.  aQuantive’s board of directors has fixed June 25, 2007 as the record date for the special meeting. Only holders of record of aQuantive common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment thereof.

Required Vote.  The affirmative vote of the holders of a majority of the outstanding shares of aQuantive common stock as of the close of business on the record date is required to approve the merger agreement. In order for shareholders to approve a proposal to adjourn the special meeting, if a quorum exists, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. In the event that a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

How Shares Are Voted; Proxies.  You may vote by completing the enclosed proxy card and then signing, dating and returning it in the enclosed postage-prepaid addressed envelope or by attending the special meeting and voting in person by ballot. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement, and “FOR” the proposal to adjourn the meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting. Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the voting results as to any proposal to adjourn the special meeting.

Revocation of Proxies.  You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file an instrument of revocation with our Corporate Secretary at our principal executive office before the special meeting, (b) submit to our Corporate Secretary before the special meeting a signed proxy dated after the date of the proxy you wish to revoke, or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting without voting will not constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the methods for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

The Merger Agreement (page 40)

Limitation on Considering Acquisition Proposals.  We have agreed that we and our subsidiaries will not, and that we will use our reasonable best efforts to cause our respective officers, directors and employees, and our counsel, investment bankers and other representatives, not to, directly or indirectly, initiate, encourage, facilitate, solicit, or participate or engage in any negotiations, inquiries, or discussions with respect to any acquisition proposal, subject to exceptions under specified circumstances set forth in the merger agreement.

Change of Recommendation.  Under certain limited circumstances involving an acquisition proposal and in order to avoid breach of fiduciary duties, our board of directors may change its recommendation of the merger and that aQuantive’s shareholders approve the merger agreement.

Conditions to the Merger.  Before we can complete the merger, a number of conditions must be satisfied (or, in the case of a condition, waived by the party or parties entitled to waive the condition under and in accordance with the term of the merger agreement). These conditions include:

•	our shareholders must have approved the merger;

•	there must not be any governmental orders or actions enjoining or otherwise prohibiting consummation of the merger;

•	the waiting periods applicable to consummation of the merger under the HSR Act, or other comparable law or regulation of non-U.S. governmental entities having jurisdiction over the transactions contemplated by the merger agreement, must have expired or been terminated;

•	the accuracy of the parties’ representations and warranties in the merger agreement except as would not have a material adverse effect;

•	the performance, in all material respects, by each of the parties of its obligations under the merger agreement; and

•	the delivery by Microsoft and us of one or more certificates.

None of aQuantive, Microsoft or Arrow Acquisition, however, has expressed to the other parties any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement.  The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent of us and Microsoft;

•	by either us or Microsoft if:

•	the merger has not been consummated by November 17, 2007 (referred to as the Termination Date), provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date; and provided further that either we or Microsoft may extend the Termination Date to May 17, 2008 if as of November 17, 2007 all conditions to closing have been met or waived other than the expiration or termination of the waiting period under the HSR Act or comparable foreign laws and the absence of governmental orders enjoining or prohibiting the merger;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable; or

•	the special meeting of our shareholders concludes without obtaining approval of the merger agreement by our shareholders in accordance with the WBCA.

•	by us:

•	if Microsoft or Arrow Acquisition breaches any covenant or agreement or if any representation of Microsoft or Arrow Acquisition is untrue, resulting in the failure of a condition to the obligations of aQuantive to effect the merger being satisfied, provided that, if such breach is curable, an opportunity to cure must be provided, and provided further that we must not have failed to perform in any material respect our obligations under the merger agreement; or

•	in order to accept a superior proposal received before our special meeting.

•	by Microsoft if:

•	we breach any covenant or agreement or if any of our representations is untrue, resulting in the failure of a condition to the obligations of Microsoft or Arrow Acquisition to effect the merger being satisfied, provided that, if such breach is curable, an opportunity to cure must be provided, and provided further that Microsoft must not have failed to perform in any material respect its obligations under the merger agreement; or

•	our board of directors withdraws or modifies in a manner adverse to Microsoft or Arrow Acquisition its recommendation to our shareholders to approve the merger agreement, or approves or recommends to our shareholders an acquisition proposal other than the merger.

Termination Fees.  We have agreed to pay Microsoft a fee of $175,000,000 in cash if:

•	the merger agreement is terminated by us in order to accept a superior proposal;

•	the merger agreement is terminated by Microsoft because our board of directors withdraws or modifies in a manner adverse to Microsoft or Arrow Acquisition its recommendation to our shareholders to approve the merger agreement, or approves or recommends to our shareholders an acquisition proposal other than the merger; or

•	the merger agreement is terminated by us due to the failure of the merger to occur by the Termination Date without a vote of our shareholders being taken or is terminated by either Microsoft or us if the special meeting has concluded without obtaining approval of the merger agreement by our shareholders in accordance with the WBCA, and in either case a competing acquisition proposal has been publicly disclosed and, within one year after termination of the merger agreement, we either enter into an agreement related to such acquisition proposal for the acquisition of aQuantive (which is later consummated) or such acquisition occurs.

Microsoft has agreed to pay us a fee of $500,000,000 in cash if:

•	the merger agreement is terminated by either us or Microsoft either (1) because the merger has not occurred by the Termination Date due to the failure to receive any required antitrust or competition consent or clearance from a governmental entity or any action by a governmental entity to prevent the merger for antitrust, competition, privacy or security reasons, or (2) due to any governmental entity taking action permanently enjoining or otherwise prohibiting the merger, which has become final and non-appealable;

•	all other conditions to the closing of the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived at such time; and

•	we have not breached in any material respect any of the covenants in the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of shareholders, or at any adjournments or continuations of the special meeting.

Q:	WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A:	You are being asked to vote to approve the merger agreement that provides for the acquisition of aQuantive by Microsoft.

Q:	WHERE AND WHEN IS THE SPECIAL MEETING?

A:	The special meeting will be held at the Hotel 1000, located at 1000 First Avenue, Seattle, WA 98104, at 10:00 a.m., Pacific time, on August 9, 2007.

Q:	WHAT WILL HAPPEN TO MY SHARES OF AQUANTIVE COMMON STOCK AFTER THE MERGER?

A:	Upon completion of the merger, each outstanding share of aQuantive common stock that you hold immediately prior to the merger will be converted into the right to receive $66.50 in cash, without interest and subject to any required withholding of taxes (assuming you have not properly exercised dissenters’ rights under applicable Washington law), and as a result of the merger each such share of aQuantive common stock will be cancelled and cease to exist.

Q:	WILL I OWN ANY SHARES OF AQUANTIVE COMMON STOCK OR MICROSOFT COMMON STOCK AFTER THE MERGER?

A:	No. You will be paid cash for your shares of aQuantive common stock. You will not receive (or have the option to receive) any Microsoft common stock in exchange for your shares.

Q:	WILL THE MERGER BE TAXABLE TO ME?

A:	Generally, yes. For U.S. federal income tax purposes, the merger will be a taxable transaction. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Q:	DOES OUR BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AGREEMENT?

A:	Yes. Our board of directors unanimously approved the merger and the merger agreement and unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement.

Q:	WHAT FACTORS DID THE AQUANTIVE BOARD OF DIRECTORS CONSIDER IN MAKING ITS RECOMMENDATION?

A:	Our board of directors considered many factors in deciding to recommend the approval of the merger agreement. These factors are described below (see “The Merger — Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 20).

Q:	WHAT CONSTITUTES A QUORUM AT A SPECIAL MEETING?

A:	A majority of the votes entitled to be cast by the shareholders of record of shares of aQuantive common stock as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of shareholders.

Q:	WHAT VOTE OF THE SHAREHOLDERS IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

A:	The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of aQuantive common stock as of the close of business on the record date.

Q:	AM I ENTITLED TO DISSENTERS’ RIGHTS?

A:	Yes. You may dissent from the merger and obtain payment of the “fair value” (as defined in Washington law) of your common stock instead of receiving $66.50 per share of aQuantive common stock pursuant to the terms of the merger agreement. To do this, you must strictly follow the procedures prescribed by Washington law, which are summarized under “The Merger — Dissenters’ Rights” beginning on page 34. The “fair value” of your shares (as defined in Washington law) may be more or less than the merger consideration.

Q:	WHAT DO I NEED TO DO NOW?

A:	You should complete, sign and date your proxy card and mail it in the enclosed postage-prepaid addressed envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.

Q:	WHAT HAPPENS IF I DO NOT SEND IN MY PROXY CARD OR IF I ABSTAIN FROM VOTING?

A:	If you do not send in your proxy or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against approval of the merger agreement.

Q:	MAY I VOTE IN PERSON?

A:	You may vote in person at the special meeting, rather than signing and returning your proxy card, if you own shares directly in your own name as the shareholder of record. However, even if you plan to attend the special meeting in person, we encourage you to return your signed proxy card, to ensure that your shares are represented and voted at the special meeting. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding how to provide proper instructions to your broker so that your shares will be represented at the special meeting.

Q:	MAY I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file an instrument of revocation with our Corporate Secretary at our principal executive office before the special meeting, (b) submit to our Corporate Secretary before the special meeting a signed proxy dated after the date of the proxy you wish to revoke, or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting, without voting, will not constitute revocation of your proxy.

Please note that if you have instructed your broker to vote your shares, then in order to change or revoke those instructions you must follow the directions received from your broker.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. If the merger is completed, the paying agent for the merger will send you written instructions for exchanging your stock certificates for the merger consideration.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We have been working toward completing the merger as quickly as possible. In addition to obtaining shareholder approval, all other closing conditions must be satisfied or waived, including the expiration of the waiting period under the HSR Act, before the merger can be completed. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	WHAT WILL HAPPEN TO AQUANTIVE AS A RESULT OF THE MERGER?

A:	If the merger is completed, aQuantive will become a wholly owned subsidiary of Microsoft, and aQuantive common stock will cease to be listed on the Nasdaq Global Select Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

Q:	WHEN WILL I RECEIVE THE CASH CONSIDERATION FOR MY SHARES OF AQUANTIVE COMMON STOCK?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will thereafter receive from the paying agent a payment of the cash consideration for your shares. If you hold your shares in “street name” through your broker, bank or other nominee, your account will be updated to reflect payment of the cash consideration for your shares.

Q:	WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS?

A:	If you have additional questions about the merger, if you need assistance in submitting your proxy or voting your shares or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact our Investor Relations Department at (206) 816-8700.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that reflect our current views as to future events, future developments, and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary of Terms,” “The Merger,” “The Merger — Opinion of Our Financial Advisor” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “may,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events, future developments, or otherwise, except as required by law. In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our client and customer and partner relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	potential litigation regarding the merger;

and other risks detailed in our current filings with the Securities Exchange Commission, referred to as the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services. You can also access free copies of our Form 10-K and Form 10-Q in the Investors Relations section of our website at www.aquantive.com. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, future developments, or otherwise.

THE PARTIES

aQuantive, Inc.

Founded in 1997, aQuantive is a digital marketing company with three distinct business segments: digital marketing services; digital marketing technologies; and digital performance media. aQuantive is the parent company of Avenue A|Razorfish, the largest interactive agency in the United States, and five international agencies, DNA, Amnesia, NEUE DIGITALE, e-Crusade and Duke, all of which are part of our digital marketing services segment; Atlas, a provider of integrated digital marketing technologies and expertise which is part of our digital marketing technology segment; and DRIVEpm, MediaBrokers and Franchise Gator, which are behavioral targeting businesses and part of our digital performance media segment. aQuantive is incorporated in the State of Washington with its principal executive offices at 821 Second Avenue, Suite 1800, Seattle, Washington 98104. aQuantive’s telephone number is (206) 816-8700.

Microsoft Corporation

Founded in 1975, Microsoft develops, manufactures, licenses, and supports a wide range of software products for many computing devices. Microsoft’s software products include: operating systems for servers, personal computers, and intelligent devices; server applications for distributed computing environments; information worker productivity applications; business solution applications; high-performance computing applications; and software development tools. Microsoft also provides consulting and product support services, and trains and certifies computer system integrators and developers. Additionally, Microsoft sells the Xbox 360 video game console and games, PC games, and peripherals. Online offerings and information are delivered through Microsoft’s Windows Live, Office Live, and MSN portals and channels. Microsoft is incorporated in the State of Washington with its principal executive offices at One Microsoft Way, Redmond, Washington 98052. Microsoft’s telephone number is (425) 882-8080.

Arrow Acquisition Company

Arrow Acquisition, a wholly owned subsidiary of Microsoft, was organized solely for the purpose of entering into the merger agreement with aQuantive and completing the proposed merger. Arrow Acquisition has not engaged in any business operations. Arrow Acquisition is incorporated in the State of Washington with its principal executive offices at One Microsoft Way, Redmond, Washington 98052. Arrow Acquisition’s telephone number is (425) 882-8080.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting will be held at the Hotel 1000, located at 1000 First Avenue, Seattle, WA 98104, at 10:00 a.m. Pacific time, on August 9, 2007.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote on the approval of the merger agreement. Our shareholders must approve the merger agreement for the merger to occur. The special meeting may be adjourned to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Record Date; Stock Entitled to Vote

Only holders of record of aQuantive common stock at the close of business on June 25, 2007, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, 79,985,251 shares of aQuantive common stock were issued and outstanding and such shares were held by 285 holders of record. A list of shareholders entitled to receive notice of, and to vote at, the special meeting, arranged in alphabetical order, showing the address of, and number of shares of aQuantive common stock held by, each such shareholder, will be open for inspection by aQuantive’s shareholders, during regular business hours, beginning 10 days prior to the special meeting and continuing through the special meeting (including any adjournment thereof) at aQuantive’s principal office, located at 821 Second Avenue, Suite 1800, Seattle, Washington 98104.

Quorum

A majority of the votes entitled to be cast by the shareholders of record of shares of aQuantive common stock as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of shareholders. Once a share is represented for any purpose at the special meeting other than solely to object to holding the meeting or transacting business at the special meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of aQuantive common stock as of the close of business on the record date is required to approve the merger agreement. If a quorum exists, in order for shareholders to approve a proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

Voting of Proxies

You may vote by completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid addressed envelope provided or by attending the special meeting and voting in person by ballot. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person.

If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, then, except as noted below, only that broker, nominee, fiduciary or other custodian can execute a proxy and vote your shares, and that broker, nominee, fiduciary or other custodian can do so only after receiving your specific instructions. Your broker, nominee, fiduciary or other custodian should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the special meeting. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

aQuantive shareholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. Properly executed proxies that do not contain voting instructions with regard to a proposal will be voted “FOR” any such proposal.

As of the date of this proxy statement, aQuantive does not expect a vote to be taken on any matters at the special meeting other than the approval of the merger agreement (or approval of the adjournment of the special meeting to solicit additional proxies or if otherwise deemed necessary or appropriate). If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meaning, the persons appointed as proxies will have the discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Abstentions and Broker Non-Votes

Broker non-votes are shares of aQuantive common stock for which aQuantive has received a proxy from a broker, nominee, fiduciary or other custodian that has neither received instructions from the beneficial owner or other persons entitled to vote such shares nor has discretionary power to vote such shares on a particular matter.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting. Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the voting results as to any proposal to adjourn the special meeting. In the event that a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter, and, as a result, abstentions would have the same effect as a vote “AGAINST” approval of adjournment, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Shareholders whose shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian are advised to forward their voting instructions promptly so as to afford brokers, nominees, fiduciaries and other custodians sufficient time to process such instructions.

Revocation of Proxies

If you give your proxy card to aQuantive, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	filing an instrument of revocation with the Corporate Secretary of aQuantive at our principal executive office before the special meeting;

•	submitting to the Corporate Secretary of aQuantive before the special meeting a signed proxy dated after the date of the proxy you wish to revoke; or

•	attending the special meeting and voting your shares in person.

Your attendance at the special meeting, without voting, will not revoke your proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” then in order to change or revoke those instructions you must follow the directions given by the broker, nominee, fiduciary or other custodian.

Board of Directors’ Recommendation

Based on its careful review and analysis and after consultation with its legal and financial advisors, our board of directors has unanimously approved the merger and the merger agreement, determined that each of the merger and the merger agreement is advisable and in the best interests of aQuantive and its shareholders, directed that the merger agreement be submitted to aQuantive’s shareholders for approval, recommended the merger, the merger agreement and the transaction contemplated thereby to aQuantive’s shareholders, and recommended that the aQuantive shareholders approve the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from shareholders by personal contact, electronic mail or telephone. We will bear any costs relating to such solicitation of proxies. In addition, we may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

Delivery of This Proxy Statement to Multiple Shareholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address if we believe the shareholders are members of the same family by delivering a single proxy statement addressed to those shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that the broker or we will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to aQuantive, Inc., Attention: Director, Investor Relations, 821 Second Avenue, Seattle, Washington 98104, or contact our Investor Relations Department at (206) 816-8700. If you would like to receive your own set of our proxy materials in the future, please contact your broker and aQuantive’s Investor Relations Department and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing the same address are receiving multiple copies of annual reports or proxy statements and you would like to request that you only receive one copy, please contact your broker and aQuantive’s Investor Relations Department and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

As part of the ongoing management and oversight of our business, our board of directors and management regularly discuss and evaluate our business, strategic direction, long-term goals, performance and prospects. In the course of these discussions, our board of directors and senior management have also discussed and reviewed various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance our competitive strengths and strategic position, as well as regularly reviewed our prospects as an independent company. In this regard, the senior management of aQuantive has from time to time communicated informally with, and has been approached by, representatives of other companies whose businesses relate to, or who are otherwise interested in, the digital marketing industry regarding industry and market trends and issues, their respective company’s strategic direction and the potential benefits and issues with respect to possible business combinations or other strategic and commercial transactions. These other companies have included Microsoft and three other companies we refer to in this section as Company A, Company B and Company C.

In late February, 2007, our president and chief executive officer, Brian McAndrews, was approached by the chief executive officer of Company A regarding Company A’s interest in pursuing a potential acquisition of aQuantive.

On March 22, 2007, at a regularly scheduled board meeting, Mr. McAndrews reviewed with our board of directors the discussion between himself and the chief executive officer of Company A. At the meeting, our board of directors, together with our senior management, conducted a review of aQuantive’s near and long-term challenges and opportunities. This review and discussion included, among other things, a presentation by management, and discussion by our board of directors and senior management, of considerations relating to continuing to build the company as an independent entity, considerations relating to options for a potential sale of aQuantive, strategic and business execution considerations, analysis of the strengths, weaknesses, opportunities and risks with respect to each of our business segments, and financial analyses of aQuantive that had been developed by the management team, including analyses of aQuantive’s enterprise value, and aQuantive’s projected enterprise value per share and projected per share value over various time periods, together with sensitivity analyses. At the conclusion of this meeting, our board of directors and senior management determined that aQuantive’s prospects for future growth were strong, and that we could likely achieve future meaningful stock price appreciation for our shareholders if we successfully executed our plans. Accordingly, following this meeting, Mr. McAndrews contacted the chief executive officer of Company A and conveyed that aQuantive was not interested in pursuing strategic options at this time, but expressed our willingness to make contact with Company A periodically as changes in the industry and markets unfolded.

During the latter part of March and the first few weeks of April 2007, prompted by rumors and announcements relating to potential consolidations and other developments in the digital marketing industry, several parties in the industry contacted us to arrange meetings to discuss these developments and potential future changes in the industry and how we could partner with them in a more significant way. These contacts resulted in a meeting on April 4, 2007, among Mr. McAndrews and other representatives of aQuantive and Kevin Johnson, president of the platforms and services division of Microsoft, and other representatives of Microsoft, to discuss our management’s views regarding the state of, and future developments in, the digital marketing industry, and a meeting on April 20, 2007, among Michael Galgon and other representatives of aQuantive, and representatives of Company B to discuss the digital marketing industry in general and ways in which we might build upon our existing commercial relationship.

On April 20, 2007, Yusef Mehdi, senior vice president of Microsoft, contacted Mr. McAndrews, stating that Microsoft was interested in engaging in discussions with aQuantive regarding a possible acquisition of aQuantive.

Early the week of April 23, the Company’s management discussed retaining an investment banking firm to assist it in the event that a proposal was received from Microsoft. After consultation with our board of directors, a determination was made to retain Morgan Stanley, with the expectation that Morgan Stanley would assist aQuantive in updating its analysis of its prospects as an independent company in light of recently announced consolidations in the industry, and would assist aQuantive’s management team and board in evaluating aQuantive’s stand alone plan against any proposal that might be received from Microsoft or any other party. A board meeting was scheduled for May 14, 2007, to discuss these matters.

On April 24, 2007, Mr. Galgon and another representative of aQuantive met with Mr. Mehdi and another representative of Microsoft. Topics of discussion included industry and market dynamics, and the agenda for a larger meeting that had been scheduled for later that week, on April 27.

On April 27, 2007, Mr. McAndrews, Mr. Galgon and other representatives of aQuantive met with Bruce Jaffe, corporate vice president, corporate development, of Microsoft, Mr. Mehdi and other representatives of Microsoft. At the meeting Microsoft reiterated its interest in making a proposal to acquire aQuantive.

Following this meeting, on April 27, 2007, Mr. Galgon contacted a representative of Company B to inform them that another party had expressed interest in acquiring aQuantive, and that our board of directors would be discussing this matter at a board meeting scheduled for May 14. Company B expressed interest in promptly scheduling a meeting with aQuantive.

On May 1, 2007, a proposed mutual confidentiality agreement was sent by us to Microsoft and Company B to facilitate discussions at future meetings.

On May 2, 2007, the mutual confidentiality agreement between aQuantive and Company B was entered into and Mr. Galgon, Clark Kokich, worldwide president of Avenue A|Razorfish, Karl Siebrecht, president of Atlas, and other representatives of aQuantive met with representatives of Company B to discuss aQuantive’s and Company B’s respective businesses and the synergies that might result from a combination.

Also on May 2, 2007, the mutual confidentiality agreement between aQuantive and Microsoft was entered into, and management of aQuantive provided to Microsoft various legal and technical items for due diligence review. Subsequently, representatives of Microsoft’s financial advisors expressed to representatives of Morgan Stanley a strong interest in pursuing an acquisition of aQuantive and asked if it would be possible for our board of directors to consider a proposal from Microsoft prior to the May 14 board meeting. Representatives of Morgan Stanley indicated to Microsoft’s financial advisors that aQuantive expected multiple proposals prior to the board meeting and there were no plans to accelerate the date of the board meeting.

On May 3, 2007, Mr. McAndrews contacted the chief executive officer of Company A to inform him that we anticipated receiving a proposal to acquire aQuantive. Company A expressed interest in engaging in discussions with aQuantive, and a form of mutual confidentiality agreement was sent to Company A.

On May 4, 2007, representatives of aQuantive presented product and technology demonstrations to representatives of Microsoft.

Also on May 4, 2007, a representative of Morgan Stanley spoke with a representative of Company B and indicated that discussions with other parties had occurred and that Company B should be aggressive if they were interested in submitting a proposal to acquire aQuantive. The representative of Company B subsequently submitted a due diligence request list.

On May 8, 2007, the mutual confidentiality agreement between aQuantive and Company A was entered into and Mr. McAndrews, Mr. Galgon and other representatives of aQuantive met with representatives from Company A.

On May 8, 2007, the chief executive officer and another representative of Company C met with Mr. McAndrews. The representatives of Company C indicated interest in acquiring a division of aQuantive, but communicated that Company C was not interested in acquiring aQuantive.

On May 9, 2007, Mr. Johnson and Mr. Jaffe of Microsoft met with Mr. McAndrews at aQuantive’s offices and delivered a written non-binding proposal to acquire aQuantive.

Later in the day on May 9, 2007, Mr. McAndrews and Mr. Galgon met with representatives of senior management of Company B and discussed potential synergies of a combination, company culture and other matters.

After May 9, 2007 and prior to the receipt of additional non-binding written proposals on May 13, 2007, representatives of aQuantive and Morgan Stanley had several conversations with Microsoft, Company A and Company B and their respective financial advisors to discuss process, timing and requests for additional due diligence information. aQuantive began providing due diligence materials to representatives of Microsoft, Company A and Company B, following the execution of the mutual confidentiality agreement by the applicable party. The information was initially provided orally and via email. Diligence materials were also provided by aQuantive’s financial advisors, Morgan Stanley, to financial advisors representing Microsoft, Company A and Company B.

On May 12, 2007, Mr. Siebrecht and other aQuantive employees conducted a phone call with representatives of Company B to discuss current technology platforms, initiatives, and opportunities for synergies.

On May 13, 2007, non-binding written proposals were received by aQuantive from Company A and Company B offering to acquire aQuantive. Representatives of Morgan Stanley contacted Microsoft, which had previously submitted a non-binding written proposal offering to acquire aQuantive, and requested that Microsoft provide any additional guidance on value prior to the board meeting scheduled for May 14. The following morning, on May 14, 2007, Microsoft communicated verbally to Morgan Stanley that Microsoft had increased the per share price offered in its non-binding proposal that had been submitted on May 9.

On May 14, 2007, a special meeting of our board of directors was held, with all members of the board attending the meeting in person, at the offices of aQuantive’s outside legal counsel, Perkins Coie LLP. In advance of the meeting, our directors were provided with a presentation prepared by the Company’s management regarding the Company’s strategic position, stand alone plan, and strategic alternatives, materials prepared by Morgan Stanley regarding the proposals received, valuation analyses and financial analyses, and a memorandum prepared by Perkins Coie LLP regarding the duties of the board of directors with respect to consideration of a sale or other strategic business combination. During the meeting, Mr. McAndrews summarized recent communications with Microsoft, Company A, Company B and Company C. Representatives from Perkins Coie LLP explained the board of directors’ duties in an acquisition context, including in connection with a potential sale of control. Management of aQuantive made a presentation with respect to aQuantive’s strategic position, which included changes in aQuantive’s competitive position as a result of recent consolidation in the industry, and made a presentation with respect to aQuantive’s stand alone plan and strategic alternatives. Representatives of Morgan Stanley summarized the acquisition proposals received by aQuantive, the status of the bidders’ due diligence and the potential process going forward. Representatives of Morgan Stanley presented to our board of directors with respect to, among other things, analysis of aQuantive’s industry, evaluation of potential credible buyers, and several preliminary financial and valuation analyses relating to aQuantive. At the conclusion of the meeting, our board of directors determined aQuantive should continue to explore the alternatives presented, and discussed with Morgan Stanley the process for solicitation of increased bids from the parties that had expressed an interest in acquiring aQuantive. The board determined that Morgan Stanley would request that each of Microsoft, Company A and Company B submit a “best and final” acquisition bid by 5 p.m. on May 15, 2007, and that Morgan Stanley would circulate to each of those bidders the draft merger agreement prepared by Perkins Coie LLP with instructions for each of them to provide any proposed revisions at the same time as they provided their bid. Our board of directors determined that the request for final bids and a mark-up of the draft merger agreement by 5 p.m. on May 15, 2007 was in the best interests of aQuantive, and that the board would meet at 6 p.m. on May 15, 2007 to review the submissions.

Subsequent to the meeting, representatives of Morgan Stanley conveyed to Microsoft, Company A and Company B the instructions for submitting a final bid and a mark-up of the draft merger agreement, and supplied to each bidder a draft merger agreement and a draft exclusivity agreement which, if entered into with aQuantive, would provide for an approximately two-day period of exclusive negotiation between the bidder and aQuantive.

On May 15, 2007, Company A contacted Morgan Stanley to inform it that Company A had determined not to submit a new proposal. Microsoft and Company B each submitted increased bids to aQuantive and Morgan Stanley, and proposed revisions to the draft merger agreement, in advance of the 5 p.m. deadline on May 15th. Microsoft also submitted proposed revisions to the draft exclusivity agreement. The bid from Microsoft to purchase aQuantive offered a higher price per share than the bid from Company B.

Our board of directors held a special telephonic meeting commencing at 6 p.m. on May 15, 2007 with all members of the board attending. Representatives of Perkins Coie LLP and of Morgan Stanley attended the meeting. Representatives of Morgan Stanley updated our board of directors regarding discussions with the bidders, developments since the prior day’s board meeting, and the terms of the revised proposals received from Microsoft and Company B, and informed our board of directors that Company A had withdrawn from the process. Representatives of Perkins Coie LLP reviewed with our board of directors the proposed revisions to the draft merger agreement received from Microsoft, including, among others, proposed changes to the covenants and termination provisions, provisions relating to regulatory approval of a transaction, the reverse break-up fee proposed by Microsoft, and the proposed break-up fee. After discussion and input from aQuantive’s legal and financial advisors, our board of directors authorized management to enter into an exclusivity agreement with Microsoft for an approximately two-day exclusive negotiating period, if Microsoft would agree to certain changes to the proposed merger agreement and exclusivity agreement.

Following the meeting on the evening of May 15, 2007, Morgan Stanley conveyed to a representative of Microsoft and Microsoft’s financial advisors the proposed changes to the merger agreement and exclusivity agreement Microsoft would be required to agree to in order for aQuantive to enter into an exclusivity agreement with Microsoft. Microsoft subsequently agreed to the proposed changes to the terms of the merger agreement and exclusivity agreement, and Morgan Stanley conveyed that information to aQuantive. On the evening of Tuesday, May 15, aQuantive and Microsoft entered into an exclusivity agreement that provided for an approximately two-day period of exclusive negotiation between the parties.

On the morning of May 16, 2007, Perkins Coie LLP distributed to Microsoft and its outside counsel, Kirkpatrick & Lockhart Preston Gates Ellis LLP, a revised draft of the merger agreement. On May 16 and May 17, 2007, representatives of aQuantive and Microsoft, and their respective legal advisors, met and negotiated the terms of the merger agreement. Microsoft conducted additional due diligence during this time.

Our board of directors held a special meeting the afternoon of May 17, 2007, with all members of the board attending. Representatives of Perkins Coie LLP and of Morgan Stanley also attended the meeting. Representatives of Morgan Stanley reviewed with our board of directors the summary of the proposed transaction terms, including the merger consideration of $66.50 per share in cash, which represented a 93% premium to the closing price of aQuantive’s common stock on May 16, 2007. Representatives of Morgan Stanley reviewed with our board of directors materials summarizing the transaction terms, including implied transaction multiples. Representatives of Perkins Coie LLP reviewed with our board of directors the deal protection provisions of the merger agreement, as well as the ability of our board of directors to change its recommendation and terminate the merger agreement and accept an unsolicited superior proposal under certain circumstances described in the merger agreement that would result in the payment by aQuantive of a $175 million break-up fee. Representatives of Perkins Coie LLP also summarized for our board of directors the negotiation of material provisions in the merger agreement that had changed from the draft previously distributed to our board of directors, and reviewed in detail the provisions of the merger agreement in its current form. Representatives of Morgan Stanley summarized for our board of directors the process and proposals made by each of the bidders, and reviewed transaction considerations relating to Microsoft’s offer, including, among others, analysis of precedent transactions, aQuantive’s stock price performance over the last five years, and an analysis of aQuantive’s valuation. Morgan Stanley rendered its oral fairness opinion, subsequently confirmed by delivery of its written fairness opinion dated May 17, 2007, that, as of such date and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the holders of aQuantive common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Following all of these discussions, and after careful consideration, our board of directors determined that each of the merger and the merger agreement is advisable and in the best interests of aQuantive and its shareholders, approved the merger and the merger agreement, and authorized aQuantive’s officers to execute and deliver the merger agreement as subsequently finalized by the officers of aQuantive executing the merger agreement. After the meeting, the parties finalized the merger agreement and disclosure schedules, and the merger agreement was completed and executed by officers of aQuantive and Microsoft after the close of business on May 17, 2007.

The proposed merger was announced in a press release by Microsoft and aQuantive filed a current report on Form 8-K with respect to the merger on the morning of May 18, 2007, prior to the opening of market trading.

Reasons for the Merger and Recommendation of the Board of Directors

Reasons for the Merger

In the course of reaching its decision to approve the merger agreement and to recommend that our shareholders vote to approve the merger agreement, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	our business, competitive position, strategy and prospects, the position of current and likely competitors, and current industry, economic and market conditions;

•	the fact that the merger consideration of $66.50 per share of our common stock represented an 85% premium to the closing price per share of our common stock on May 17, 2007 ($35.87), which was the last trading day before the merger agreement was publicly announced; a 93% premium to the closing price per share on May 16, 2007; a 113% premium to the average closing price per share of our common stock for the 30 trading days prior to and including May 16, 2007; and a 129% premium to the average closing price per share of our common stock for the 60 trading days prior to and including May 16, 2007;

•	the financial analyses presented by representatives of Morgan Stanley, as well as the opinion of Morgan Stanley, to the effect that, as of May 17, 2007, based upon and subject to the factors, assumptions and limitations set forth in Morgan Stanley’s opinion, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the premiums paid in comparable transactions;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the timing of the merger and the risk that if we do not accept Microsoft’s offer now, we may not have another opportunity to do so;

•	the fact that the merger is not subject to any financing condition;

•	the fact that under the terms of the merger agreement, we can furnish information to and negotiate with a third party in response to an unsolicited acquisition proposal and accept a superior offer should one be made and not matched by Microsoft under the circumstances described in the merger agreement;

•	the fact that if regulatory approvals are not obtained under certain circumstances specified in the merger agreement, Microsoft may be required to pay us $500,000,000; and

•	the likelihood that the proposed merger would be completed, in light of the financial capabilities, access to capital and reputation of Microsoft.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our shareholders will forego any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to Microsoft’s obligation to complete the merger and the right of Microsoft to terminate the merger agreement in certain circumstances;

•	the risk that we might not receive necessary regulatory approvals and clearances to complete the merger;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Microsoft a termination fee of $175,000,000 if the merger agreement is terminated under certain circumstances;

•	the fact that the income realized by shareholders as a result of the merger generally will be taxable to our shareholders;

•	the interests that certain directors and executive officers of aQuantive may have with respect to the merger, in addition to their interests as shareholders of aQuantive generally; and

•	the fact that, pursuant to the merger agreement, unless we obtain Microsoft’s prior consent, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes material factors that our board of directors considered in approving and recommending the merger. Our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation and did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section. Individual members of our board of directors may have given different weight to different factors.

Recommendation of the Board of Directors

Our board of directors, by the unanimous vote of all of its members, has approved the merger and the merger agreement, determined that each of the merger and the merger agreement is advisable and in the best interests of aQuantive and its shareholders, directed that the merger agreement be submitted to aQuantive’s shareholders for approval and recommended that aQuantive shareholders approve the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of aQuantive have interests with respect to the merger that are in addition to or different than their interests as shareholders of aQuantive generally. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 29 of this proxy statement.

Opinion of Our Financial Advisor

Opinion of Morgan Stanley & Co. Incorporated

aQuantive retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. aQuantive selected Morgan

Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of aQuantive. At the meeting of the aQuantive board of directors on May 17, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 17, 2007, and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by holders of shares of aQuantive common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of May 17, 2007, is attached hereto as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to aQuantive’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of aQuantive common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of aQuantive common stock as to how to vote at any shareholders’ meeting to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of aQuantive;

•	reviewed certain internal financial statements and other financial and operating data concerning aQuantive prepared by the management of aQuantive;

•	reviewed certain financial projections prepared by the management of aQuantive (“Management Case” and “Management Upside Case”);

•	reviewed certain publicly available financial projections of aQuantive prepared by equity research analysts, as discussed with the management of aQuantive (“Street Case”);

•	discussed the past and current operations and financial condition and the prospects of aQuantive with senior executives of aQuantive;

•	reviewed the reported prices and trading activity for aQuantive common stock;

•	compared the financial performance of aQuantive and the prices and trading activity of aQuantive common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of aQuantive, Microsoft and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by aQuantive for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of aQuantive. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of aQuantive and its legal, tax or regulatory advisors with respect to such matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of aQuantive nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of May 17, 2007. Events occurring after May 17, 2007 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from a broad range of parties with respect to the acquisition, business combination or other extraordinary transaction, involving aQuantive, nor did Morgan Stanley negotiate with any of the parties, other than Microsoft and two other potential buyers, which expressed interest in the possible acquisition of aQuantive or certain of its constituent businesses.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 17, 2007. The various analyses summarized below were based on the closing price of $34.40 for the common stock of aQuantive as of May 16, 2007, the last full trading day prior to the meeting of aQuantive’s board of directors to consider and approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis.  Morgan Stanley performed a trading range analysis with respect to the historical share prices of aQuantive common stock. Morgan Stanley reviewed the range of closing prices of aQuantive common stock for various periods ending on May 16, 2007. Morgan Stanley observed the following:

Period Ending May 16, 2007	Range of Closing Prices

Last 30 Trading Days	$27.99 — $34.75
Last 60 Trading Days	$25.28 — $34.75
Last 12 Months	$20.00 — $34.75

Morgan Stanley noted that the consideration per share of $66.50 reflected a 93% premium to aQuantive’s closing price as of May 16, 2007, a 113% premium to the average closing price per share of aQuantive common stock for the 30 trading days prior to and including May 16, 2007 and a 129% premium to the average closing price per share of aQuantive common stock for the 60 trading days prior to and including May 16, 2007.

Comparable Company Analysis.  Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of aQuantive with publicly available I/B/E/S consensus estimates for companies that shared similar business characteristics and/or sell digital media technology and services directly competitive with the products sold by aQuantive. These companies included the following:

Advertising Technology

•	24/7 Real Media, Inc.

•	Marchex, Inc.

•	Omniture, Inc.

•	ValueClick, Inc.

Online Publishers

•	eBay, Inc.

•	Google, Inc.

•	Microsoft Corporation

•	Time Warner, Inc.

•	Yahoo!, Inc.

Traditional Agencies

•	Aegis Group Plc

•	Dentsu, Inc.

•	Havas S.A.

•	Interpublic Group of Cos., Inc.

•	Omnicom Group, Inc.

•	Publicis Groupe S.A.

•	WPP Group Plc

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes: the ratios of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar years 2007 and 2008 (based on Street Case and Management Case estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant aQuantive financial statistic. For purposes of estimated calendar years 2007 and 2008 EBITDA, Morgan Stanley utilized Street Case estimates available as of May 17, 2007 and also utilized Management Case 2008 estimates. Based on aQuantive’s outstanding shares, options and convertible debt as of May 3, 2007, Morgan Stanley calculated the estimated implied value per aQuantive common share as of May 16, 2007 as follows:

Comparable
	Company Representative	Implied Value Per
Calendar Year End Financial Statistic	Multiple Range	Share of aQuantive

Street Case Estimates
Aggregate Value to Estimated 2007 EBITDA	15.0x — 20.0x	$28.26 — $36.12
Aggregate Value to Estimated 2008 EBITDA	10.0x — 15.0x	$24.80 — $34.86
Management Case Estimates
Aggregate Value to Estimated 2008 EBITDA	10.0x — 15.0x	$26.65 — $37.63

Morgan Stanley noted that the consideration per share to be received by holders of aQuantive common stock pursuant to the merger agreement was $66.50.

No company utilized in the comparable company analysis is identical to aQuantive. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of aQuantive, such as the impact of competition on the businesses of aQuantive and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of aQuantive or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis.  Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of the company’s estimated future earnings and its current price to earnings ratio. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of aQuantive common stock on a stand-alone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2009 forecasts that were extrapolated from Street, Management and Management Upside Case estimates using a range of revenue growth assumptions from 20% - 40% and operating margin assumptions of 19% - 23%. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 12%.

The following table summarizes Morgan Stanley’s analysis:

	Comparable	Implied Present
Calendar Year 2009 Assumed Revenue Growth /	Company Representative	Value Per Share of
Operating Margin	Multiple Range	aQuantive

20% Revenue Growth / 19% Operating Margin	25.0x — 30.0x	$25.90 — $31.08
30% Revenue Growth / 22% Operating Margin	25.0x — 35.0x	$32.90 — $46.07
40% Revenue Growth / 23% Operating Margin	30.0x — 40.0x	$47.71 — $63.62

Morgan Stanley noted that the consideration per share to be received by holders of aQuantive common stock pursuant to the merger agreement was $66.50.

Equity Research Analysts’ Price Targets.  Morgan Stanley reviewed and analyzed future public market trading price targets for aQuantive common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of aQuantive common stock and are not discounted to reflect present values. The range of undiscounted analyst price targets for aQuantive was $33.00 to $42.00 and Morgan Stanley noted that the median undiscounted analyst price target was $38.00.

Morgan Stanley noted that the consideration per share to be received by holders of aQuantive common stock pursuant to the merger agreement was $66.50.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for aQuantive common stock and these estimates are subject to uncertainties, including the future financial performance of aQuantive and future financial market conditions.

Analysis of Precedent Transactions.  Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the offer and merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for two categories of transactions. The first category consisted of 15 selected technology transactions occurring between January 1, 2004 and May 17, 2007, in which the target company shared similar business characteristics and/or sells digital media technology and services directly competitive with the products sold by aQuantive. The following is a list of these transactions:

Selected Digital Media Transactions (Target / Acquiror)
Advertising.com, Inc. / Time Warner, Inc.
AKQA, Inc. / General Atlantic Partners LLC
Digitas, Inc. / Publicis Groupe S.A.
DoubleClick, Inc. / Google, Inc.
DoubleClick, Inc. / Hellman & Friedman LLC
Fastclick, Inc. / ValueClick, Inc.
Intermix Media, Inc. / News Corp. Ltd
LinkShare Corporation / Rakuten, Inc.
PriceGrabber.com LLC / Experian Group Ltd.
Right Media, Inc. / Yahoo!, Inc.
SBI.Razorfish, Inc. / aQuantive, Inc.
Shopping.com Ltd. / eBay, Inc.
Shopzilla, Inc. / The E.W. Scripps Co.
Skype Technologies S.A. / eBay, Inc.
TradeDoubler AB / Time Warner, Inc.

Morgan Stanley also compared publicly available statistics for 38 selected precedent transactions involving technology transactions between January 1, 2005 and May 17, 2007, for which the transaction values were greater than $1 billion. The following is a list of these transactions:

Selected Large Technology Transactions (Target / Acquiror)
Agere Systems, Inc. / LSI Logic Corporation
Altiris, Inc. / Symantec Corporation
Andrew Corporation / CommScope, Inc.
Ascential Software Corporation / International Business Machines Corporation
Ask Jeeves, Inc. / IAC/Interactive Corporation
Aspect Communications Corporation / Concerto Software, Inc.
ATI Technologies, Inc. / Advanced Micro Devices, Inc.
Broadwing Corporation / Level 3 Communications, Inc.
Digital Insight Corporation / Intuit, Inc.
Digitas, Inc. / Publicis Groupe S.A.
DoubleClick, Inc. / Google, Inc.
DoubleClick, Inc. / Hellman & Friedman LLC
FileNet Corporation / International Business Machines Corporation
Freescale Semiconductor, Inc. / Investor Group
Hyperion Solutions Corporation / Oracle Corporation
Integrated Circuit Systems, Inc. / Integrated Device Technology, Inc.
Intergraph Corporation / Investor Group
Internet Security Systems, Inc. / International Business Machines Corporation
Kronos, Inc. / Investor Group
Lastminute.com Plc / Sabre Holdings Corporation
Macromedia, Inc. / Adobe Systems Incorporated
Maxtor Corporation / Seagate Technology, Inc.
Mercury Interactive Corporation / Hewlett-Packard Company
msystems Ltd. / SanDisk Corporation
Redback Networks, Inc. / LM Ericsson Telephone Company
RSA Security, Inc. / EMC Corporation
Sabre Holdings Corporation / Investor Group
Scientific-Atlanta, Inc. / Cisco Systems, Inc.
SERENA Software, Inc. / Silver Lake Partners
Siebel Systems, Inc. / Oracle Corporation
Skype Technologies SA / eBay, Inc.
StorageTechnology Corporation / Sun Microsystems, Inc.
SunGard Data Systems, Inc. / Investor Group
Symbol Technologies, Inc. / Motorola, Inc.
TANDBERG Television Limited / Arris Group, Inc.
WebEx Communications, Inc. / Cisco Systems, Inc.
Witness Systems, Inc. / Verint Systems, Inc.
YouTube, Inc. / Google, Inc.

For each transaction listed above, Morgan Stanley noted the following financial statistics where available: (1) implied premium to acquired companies’ closing share price one trading day prior to announcement; (2) implied premium to acquired companies’ 30 trading day average closing share price prior to announcement; (3) the ratio of aggregate value of the transaction to next twelve months estimated revenue; and (4) the ratio of aggregate value of the transaction to next twelve months estimated EBITDA.

Based on the analysis of the relevant metrics for each transaction listed above, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant aQuantive financial statistic. For purposes of estimated next twelve months revenue and EBITDA, Morgan Stanley utilized Street Case and Management Case estimates available as of May 17, 2007. The following table summarizes Morgan Stanley’s analysis:

Implied Value Per
Precedent Transactions Financial Statistic	Representative Range	Share of aQuantive

Premium to 1-day Prior Closing Share Price	20% — 35%	$41.28 — $46.44
Premium to 30-day Average Closing Share Price	25% — 40%	$39.09 — $43.79
Street Case Estimates
Aggregate Value to Estimated Next Twelve Months Revenue	5.0x — 8.0x	$38.73 — $58.58
Aggregate Value to Estimated Next Twelve Months EBITDA	15.0x — 30.0x	$30.06 — $55.43
Management Case Estimates
Aggregate Value to Estimated Next Twelve Months Revenue	5.0x — 8.0x	$40.30 — $61.67
Aggregate Value to Estimated Next Twelve Months EBITDA	15.0x — 30.0x	$31.25 — $57.82

Morgan Stanley noted that the consideration per share to be received by holders of aQuantive common stock pursuant to the merger agreement was $66.50.

No company or transaction utilized in the precedent transactions analysis is identical to aQuantive or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of aQuantive, such as the impact of competition on the business of aQuantive or the industry generally, industry growth and the absence of any adverse material change in the financial condition of aQuantive or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Sum of the Parts Analysis.  Morgan Stanley also performed a sum of the parts analysis, which is designed to imply a value of a company based on the separate valuation of the company’s business segments. In connection with this analysis, Morgan Stanley reviewed the financial profile and Management Case estimates for aQuantive’s three business segments, Digital Marketing Services, Digital Marketing Technologies and Digital Performance Media and applied the most relevant multiples from the first category of precedent transactions outlined above to each business segment’s financial statistics.

For the selected relevant transactions, Morgan Stanley noted the following financial statistics where available: (1) the ratio of aggregate value of the transaction to next twelve months estimated revenue; and (2) the ratio of aggregate value of the transaction to next twelve months estimated EBITDA.

Based on the analysis of the relevant metrics noted above, Morgan Stanley selected representative ranges of implied financial multiples and applied these ranges to the relevant aQuantive business segment financial statistic. For purposes of estimated next twelve months revenue and EBITDA, Morgan Stanley utilized Management Case estimates available as of May 17, 2007. The following table summarizes Morgan Stanley’s analysis:

Business Segment	Representative Multiple Range

Digital Marketing Services	3.0x — 4.0x Revenue; 15.0x — 20.0x EBITDA
Digital Marketing Technologies	8.0x — 12.0x Revenue; 20.0x — 30.0x EBITDA
Digital Performance Media	3.0x — 4.0x Revenue; 15.0x — 20.0x EBITDA
Implied Average Price Per Share	$34.80 — $47.30

Morgan Stanley noted that the consideration per share to be received by holders of aQuantive common stock pursuant to the merger agreement was $66.50.

In connection with the review of the merger by our board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of aQuantive. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of aQuantive. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of aQuantive common stock and in connection with the delivery of its opinion dated May 17, 2007 to aQuantive’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of aQuantive might actually trade.

The consideration was determined through arm’s length negotiations between aQuantive and Microsoft and was approved by our board of directors. Morgan Stanley provided advice to our board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to aQuantive or our board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration or of whether our board of directors would have been willing to agree to different consideration.

Our board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account or for the accounts of customers in the debt or equity securities or senior loans of aQuantive, Microsoft or any other parties, commodities or currencies involved in the merger. In the past, Morgan Stanley or its affiliates have provided financial advisory and financing services for aQuantive and Microsoft and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Microsoft in the future and will receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided aQuantive financial advisory services and a financial opinion in connection with the merger, and aQuantive has agreed to pay Morgan Stanley a fee for its services, a substantial portion of which is contingent upon the consummation of the merger. aQuantive has also agreed to reimburse Morgan Stanley for its expenses, including attorneys’ fees, incurred in connection with its services. In addition, aQuantive has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our shareholders generally. Individual executive officers also have specific benefits that are different from other executive officers as described in more detail below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the shareholders approve the merger agreement. Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

These interests relate to or arise from:

•	the cash-out of vested options, including those held by executive officers and directors, and the acceleration of vesting of options held by directors;

•	the conversion of unvested options and restricted stock, including those held by executive officers, into options and restricted stock or restricted stock units with respect to Microsoft;

•	acceleration of vesting of outstanding equity awards held by executive officers if the executive’s employment is terminated under certain circumstances following a change of control of aQuantive, such as the merger;

•	payments of retention bonuses to executive officers by Microsoft as described below;

•	existing employment agreements between aQuantive and two executive officers providing for severance benefits under certain circumstances;

•	agreements with one executive officer providing for accelerated vesting of a portion of outstanding equity awards upon a change of control of aQuantive, such as the merger, and additional vesting upon subsequent termination of employment under certain circumstances; and

•	continuation of certain indemnification and insurance arrangements.

Acceleration of Vesting of Outstanding Equity Awards

Mr. McAndrews’ employment agreement (described below) provides that upon a change of control, such as the merger, 50% of his unvested stock options immediately vest and Mr. McAndrews’ restricted stock award agreement provides that upon such a change of control 50% of his unvested restricted stock shall automatically become vested shares. Assuming the merger is effective as of July 31, 2007, vesting of options held by Mr. McAndrews to purchase an aggregate of 266,087 shares of aQuantive common stock with a weighted average exercise price of $12.71 per share will accelerate as a result of this provision, and vesting of 50,164 shares of aQuantive restricted common stock held by Mr. McAndrews will accelerate. The option grant agreements with non-employee members of our board of directors provide that all unvested director options become 100% vested upon a corporate transaction such as the merger. Each of Richard Fox, Nicholas Hanauer, Jack Sansolo, Michael Slade, Linda Srere and Jaynie Studenmund has unvested options to purchase 10,000 shares of aQuantive common stock with an exercise price of $33.22 per share that will vest upon the merger.

All outstanding unvested options for aQuantive shares were granted under the 1999 Stock Incentive Compensation Plan. This plan provides that unless individual agreements provide otherwise, if a corporate transaction such as the merger occurs, each outstanding option will accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or substituted with an equivalent award by the successor corporation or the parent of the successor corporation. The merger agreement provides for Microsoft to substitute Microsoft options for outstanding unvested options for aQuantive shares as described in “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock.” Therefore, the vesting of outstanding unvested options will not accelerate solely by virtue of the merger itself other than for the vesting of the director options pursuant to the director option agreements and one-half of Mr. McAndrews’ unvested options pursuant to his employment agreement.

Cash-Out of Vested Options

The following table shows the total number of vested stock options held by our executive officers and all options held by directors, as of June 20, 2007 (with vesting assumed to continue, and projected, through August 9, 2007), that are expected to be cashed out in connection with and as a result of the merger and the amounts expected to be received by such individuals in connection with the cash-out of such options. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholdings. The options have exercise prices ranging between $0.6667 and $33.22 per share.

	Vested	Cash-Out Value
Name	Options	at $66.50(1)

Non-Employee Directors:
Richard Fox	75,000	$3,828,900
Nicolas Hanauer	90,000	4,786,850
Jack Sansolo	65,000	3,151,750
Michael Slade	60,000	2,853,650
Linda Srere	65,000	3,112,600
Jaynie Studenmund	52,500	2,407,225
Executive Officers:
Brian McAndrews	2,252,959	135,518,525
Michael Galgon	698,917	44,667,920
Scott Howe	75,213	4,199,010
Clark Kokich	220,750	13,412,545
Linda Schoemaker	95,333	5,191,920
Karl Siebrecht	104,416	5,931,169
M. Wayne Wisehart	40,000	1,764,400

Total	3,895,088	$230,826,464

(1)	Cash-out value is computed by subtracting the option exercise price for each option from $66.50 and aggregating such net difference with respect to each vested option held by the optionee.

Treatment of Unvested Equity Awards

The following table sets forth for each executive officer the expected number of unvested outstanding options as of August 9, 2007, with their current exercise price which will be terminated and substituted with Microsoft options as described in “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock.”

		Exercise
		Price Per Share	Number of
Name	Grant Date	($)	Unvested Options

Michael Galgon	03/22/2004	8.34	6,000
	03/17/2005	11.00	306,250
Scott Howe	06/29/2004	9.28	2,747
	03/17/2005	11.00	87,500
	08/04/2006	24.01	32,000
Clark Kokich	03/22/2004	8.34	8,000
	03/17/2005	11.00	306,250
Brian McAndrews	03/22/2004	8.34	10,000
	03/18/2005	10.77	218,750
	01/02/2006	25.24	37,337
Linda Schoemaker	02/23/2004	9.00	40,000
	03/17/2005	11.00	28,000
	01/30/2006	25.93	26,667
	02/28/2007	25.32	35,000
Karl Siebrecht	07/20/2004	9.05	13,334
	09/22/2005	19.65	91,250
	07/14/2006	21.99	32,000
M. Wayne Wisehart	03/27/2006	22.39	110,000
	02/28/2007	25.32	30,000

Total			1,421,085

In addition, Mr. McAndrews’ shares of unvested restricted stock which do not become vested as a result of the merger (estimated to be 50,164 shares as of August 9, 2007) will be terminated and substituted with shares of Microsoft restricted stock or restricted stock units as described in “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock.”

Post-Merger Potential Vesting Acceleration

Under the 1999 Stock Incentive Compensation Plan, any option held by an executive officer who is subject to Section 16 of the Exchange Act, that is assumed, continued or substituted with an equivalent award in a corporate transaction such as the merger will accelerate if the officer’s employment or services are terminated by the successor corporation without “cause” (defined below) or by the officer for “good reason” (defined below) within two years after the corporate transaction. With Microsoft’s consent, aQuantive has amended the option awards of such executive officers to eliminate the two-year time limit on such protection in connection with the merger. Therefore, acceleration of option vesting will occur if any such executive officer’s employment or services are terminated at any time after the merger without “cause” (defined below) or by such executive officer for “good reason” (defined below). Under the 1999 Stock Incentive Compensation Plan, “cause” is defined as dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations). “Good reason” is generally defined as the occurrence of any of the following events and the failure of the successor corporation to cure such event within 30 days after receipt of written notice: (a) a change in status, title, position or responsibilities (including reporting responsibilities) that, in the optionee’s reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the optionee of any duties or responsibilities that, in the optionee’s reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the optionee from or failure to reappoint or reelect the optionee to any of such positions, except in connection with the termination of the optionee’s employment for “cause”, for disability or as a result of his or her death, or by the optionee other than for “good reason”; (b) a reduction in the optionee’s annual base salary; (c) the successor corporation’s requiring the optionee to be based at any place outside a 35-mile radius of his or her place of employment prior to a corporate transaction; (d) the successor corporation’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the optionee was participating at the time of a corporate transaction, including, but not limited to, the 1999 Stock Incentive Compensation Plan, or (ii) provide the optionee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the corporate transaction; (e) any material breach by the successor corporation of its obligations to the optionee under the 1999 Stock Incentive Compensation Plan or any substantially equivalent plan of the successor corporation; or (f) any purported termination of the optionee’s employment or services for “cause” by the successor corporation that does not comply with the terms of the 1999 Stock Incentive Compensation Plan or any substantially equivalent plan of the successor corporation.

The merger agreement provides that if an aQuantive employee employed immediately after the effective time of the merger with Microsoft, aQuantive or any other Microsoft subsidiary has his or her position with aQuantive eliminated or employment involuntarily terminated by Microsoft without “cause” (as described in the preceding paragraph) within the first 12 months following the effective time, the employee will receive additional vesting in the options substituted by Microsoft for the unvested options for aQuantive shares as if the employee were employed for an additional 12 months after his or her actual date of termination of employment.

Retention Agreements

In order to retain our executive officers, Microsoft has agreed to pay retention bonuses in an amount up to $15 million in the aggregate to such executive officers, subject to repayment in the event such officers terminate their employment with Microsoft within 3 years following the merger.

Employment Agreements

McAndrews Employment Agreement

Mr. McAndrews’ employment agreement with aQuantive was entered into as of January 20, 2000. The employment agreement provides that upon a change of control such as the merger, 50% of Mr. McAndrews’ unvested stock options immediately vest. Under the employment agreement, if Mr. McAndrews’ employment is terminated by aQuantive without “cause”, or Mr. McAndrews terminates his employment with aQuantive for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary and the greater of (a) the acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred) and (b) the acceleration of unvested stock options pursuant to the applicable option plan or agreement. If Mr. McAndrews’ employment is terminated for “cause” or if he voluntarily terminates his employment with aQuantive without “good reason,” he is entitled to a severance package equal to three months’ base salary. If Mr. McAndrews’ employment is terminated by a successor company without “cause” within one year after a change of control, such as the merger, or if he terminates his employment with a successor company for “good reason”, he is entitled to a severance package consisting of 12 months’ base salary and full acceleration of any unvested stock option. Mr. McAndrews’ current annual base salary is $515,000. If Mr. McAndrews terminates his employment with a successor company not for “good reason”, he is entitled to a severance package equal to three months’ base salary.

For purposes of Mr. McAndrews’ employment agreement, “good reason” means the occurrence of any of the following events, without Mr. McAndrews’ consent, after a “change of control” such as the merger: (a) a demotion or other material reduction in his status or the nature of his responsibilities; provided, however, that a change in the person or office to which Mr. McAndrews reports, without a corresponding reduction in duties, status and responsibilities, shall not constitute “good reason”; (b) a non-voluntary reduction in his annual base salary; (c) the requirement by a successor company that he relocate his principal place of employment to a location that is more than 50 miles from the principal place of employment where he was employed immediately prior to the “change of control”; or (d) the failure of aQuantive to obtain a satisfactory agreement from any successor company to assume and perform the obligations under the employment agreement. For purposes of the employment agreement, “cause” includes, without limitation, the occurrence of one or more of the following events: (a) willful misconduct, insubordination, or dishonesty in the performance of his duties or other knowing and material violation of aQuantive’s or a successor company’s policies and procedures in effect from time to time which results in a material adverse effect on aQuantive or a successor company; (b) willful actions (or intentional failures to act) in bad faith with respect to aQuantive or a successor company that materially impair aQuantive’s or a successor company’s business, goodwill or reputation; (c) conviction of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction; (d) current use by him of illegal substances; or (e) any material willful violation of his confidentiality agreement with aQuantive. For purposes of the employment agreement, successor company includes a successor corporation to aQuantive (or parent corporation of such corporation) resulting from a change of control aQuantive such as the merger.

Mr. McAndrews’ employment agreement does not provide for any tax gross-ups. Pursuant to the terms of the agreement, Mr. McAndrews is also subject to a confidentiality, one-year non-competition and one-year non-solicitation agreement in favor of aQuantive.

Galgon Employment Agreement

Michael Galgon, Chief Strategy Officer, entered into an employment agreement with aQuantive as of June 21, 2000. If Mr. Galgon is terminated without “cause” or if he terminates his employment for “good reason” he is entitled to 12 months’ base salary as severance. Mr. Galgon’s current annual base salary is $290,000. If Mr. Galgon’s employment is terminated without “cause”, he also is entitled to acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). The definitions of “cause” and “good reason” for Mr. Galgon’s employment agreement are similar to such definitions in Mr. McAndrews’ employment agreement.

Mr. Galgon’s employment agreement does not provide for any tax gross-ups. Pursuant to the terms of the employment agreement, Mr. Galgon is also subject to a confidentiality, one-year non-competition and one-year non-solicitation agreement in favor of aQuantive.

Employee Stock Purchase Plan

Certain of our executive officers participate in the 1999 Employee Stock Purchase Plan, referred to as the ESPP. Under the terms of the ESPP, all participants, including such executive officers, may purchase shares of aQuantive common stock at a purchase price equal to 85% of the lesser of (a) the fair market value of a share of aQuantive common stock on the first day of the offering period or (b) the fair market value of a share of aQuantive common stock on the purchase date. If the current purchase periods would otherwise extend beyond the effective time of the merger, an earlier purchase date will be established and all applicable shares will be purchased by ESPP participants prior to the effective time of the merger. The ESPP will be terminated before the effective time of the merger and no new purchase periods will begin. See “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock.”

Employee Matters

Microsoft has agreed that it will maintain employee compensation and benefit plans at certain levels until the earlier of six months after the effective time of the merger or June 30, 2008, will honor benefit and compensatory agreements and recognize aQuantive service credit all as explained in more detail in “The Merger Agreement — Employee Matters.”

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that, from and after the effective time, Microsoft and the surviving corporation will indemnify and hold harmless those persons who were directors or officers of aQuantive or any of our subsidiaries at any time before the effective time of the merger against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with any actions or omissions occurring at or before the effective time (including the transactions contemplated by the merger agreement) to the fullest extent permitted by law. In this regard, Microsoft and the surviving corporation will also be required to advance expenses as incurred to an indemnified officer or director to the fullest extent permitted by law.

The merger agreement also provides that the indemnification or advancement of expenses provisions in the surviving corporation’s charter and bylaws, which provisions will be the same as in our charter and bylaws, will not be amended, repealed or modified in any manner that would adversely affect the rights under those provisions of the officers and directors entitled to indemnification, unless the modification is required by law.

In addition, the merger agreement provides that Microsoft will cause to be maintained our existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six years from the effective time of the merger or, at our option, we may obtain, before the effective time of the merger, a six-year run-off program for our directors’ and officers’ liability insurance and fiduciary liability insurance.

Dissenters’ Rights

General

Under chapter 23B.13 of the WBCA, holders of our common stock are entitled to dissent from, and obtain payment of the fair value of their shares in the event of, the consummation of the merger instead of receiving the $66.50 per share merger consideration, without interest and subject to any applicable withholding of taxes. The following summarizes the material rights of holders of aQuantive common stock under chapter 23B.13. You should read the applicable sections of chapter 23B.13, a copy of which is attached to this proxy statement as Annex C, and which governs dissenters’ rights. The summary below is qualified in its entirety by reference to chapter 23B.13.

Pursuant to chapter 23B.13, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of this special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of chapter 23B.13. The notice of special meeting included with this proxy statement constitutes notice to the holders of aQuantive common stock, and a copy of chapter 23B.13 is attached to this proxy statement as Annex C.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of chapter 23B.13. You are also encouraged to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights. If any holder of shares of aQuantive common stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under chapter 23B.13, then such shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the merger consideration of $66.50 per share of aQuantive common stock, without interest and subject to any applicable withholding of taxes. We will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement and the notice of special meeting included with this proxy statement.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•	deliver to aQuantive, before the vote is taken at the special meeting regarding the merger agreement, written notice of your intent to demand payment for your shares of aQuantive common stock if the merger is effected, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under chapter 23B.13, which are described below under the heading “Appraisal Procedures.”

Unless you satisfy all of the requirements of chapter 23B.13 you may not exercise dissenters’ rights under chapter 23B.13 and, if the merger agreement is approved by our shareholders and the merger occurs, your shares of aQuantive common stock will be converted into the right to receive the merger consideration of $66.50 per share, without interest and subject to any applicable withholding of taxes.

Notice

Written notice of your intent to exercise dissenters’ rights must be delivered to us at:

aQuantive, Inc.
Attn: General Counsel
821 Second Avenue, Suite 1800
Seattle, Washington 98104
(206) 816-8700

Such written notice must be delivered before the vote on the merger agreement is taken at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of aQuantive common stock you own, and that you intend to demand payment of the “fair value” of your shares of aQuantive common stock if the merger agreement is approved.

Vote

Your shares must either not be voted at the special meeting or must be voted against, or must abstain from voting on, the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of aQuantive common stock represented by that proxy are to be voted will constitute a vote in favor of approval of the merger agreement and a waiver of your statutory dissenters’ rights.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of aQuantive common stock under chapter 23B.13 will terminate if:

•	the merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the merger; or

•	your demand for payment is withdrawn with aQuantive’s written consent.

Appraisal Procedures

If the merger agreement is approved by our shareholders, within 10 days after the effective date of the merger we will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under chapter 23B.13 and have not voted in favor of approval of the merger agreement. The notice will contain:

•	where the demand for payment and certificates representing certificated shares of aQuantive common stock must be sent and when certificates for certificated shares must be deposited;

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•	a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of aQuantive common stock before that date;

•	the date by which we must receive your payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to you; and

•	a copy of chapter 23B.13.

If you wish to assert dissenters’ rights, you must demand payment, certify whether you acquired beneficial ownership of your shares before May 18, 2007, and deposit your aQuantive certificates in accordance with the terms of the notice. If you do not demand payment and deposit your share certificates where required, by the date set in the notice, you will lose the right to obtain payment for your shares under chapter 23B.13.

If we do not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, then we will return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and releasing transfer restrictions, we wish to consummate the merger, we must send a new dissenters’ notice and repeat the payment demand procedure. If we do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date which we had set for demanding payment, you may deliver notice to us in writing of your estimate of the fair value of your aQuantive common stock plus the amount of interest due and demand payment of your estimated amount, less any amount already paid by us for the shares under chapter 23B.13.

Except as provided below, within 30 days after the later of the effective date of the merger or the date the payment demand is received, we shall pay each dissenting shareholder who complied with the payment demand and related requirements of section 23B.13.230 of the WBCA the amount the we estimate to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•	financial data relating to aQuantive, including a balance sheet as of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how we calculated the interest;

•	a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of aQuantive common stock before May 18, 2007, we may elect to withhold payment under chapter 23B.13. To the extent that we so elect, after consummating the merger, we shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. We will send with our offer an explanation of how we estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe that the amount paid or offered by us is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if we fail to make payment for your shares within 60 days after the date set for demanding payment or we do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, deliver notice to us in writing informing us of your own estimate of the fair value of your shares and the amount of interest due, and demand payment of this estimate, less any amount we have already paid under chapter 23B.13. If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by us of such shareholder’s demand for payment of his or her own estimate, chapter 23B.13 requires that we commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for aQuantive common stock under the terms of the merger agreement if the merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by us, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against aQuantive, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under chapter 23B.13. If the court finds that we did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against aQuantive any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against aQuantive, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to us a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of aQuantive common stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to us the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either in a record or, if we have designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and (b) must so assert dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of chapter 23B.13, fair value with respect to dissenters’ shares means the value of the shares of aQuantive common stock immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.

Delisting and Deregistration of Our Common Stock

If the merger is completed, aQuantive common stock will be delisted from the Nasdaq Global Select Market and will be deregistered under the Exchange Act. Following the completion of the merger, aQuantive will no longer be a publicly-traded company.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of aQuantive common stock. This summary is based on the Code, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of aQuantive common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of aQuantive common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, traders in securities who have elected to be taxed in the same manner as dealers, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of aQuantive common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also does not address the U.S. federal income tax consequences to any holder of aQuantive common stock who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

Holders of aQuantive common stock should consult their own tax advisors as to the particular tax consequences of the merger to them, including the application and effect of any state, local, foreign or other tax laws.

Exchange of aQuantive Common Stock for Cash

Generally, the merger will be taxable to aQuantive shareholders for U.S. federal income tax purposes. A holder of aQuantive common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the holder’s adjusted tax basis in aQuantive common stock surrendered. The gain or loss recognized generally will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the holder has held aQuantive common stock for more than one year prior to the effective time of the merger. If the holder has held aQuantive common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

An aQuantive shareholder may be subject to “backup withholding” (currently at a rate of 28%) with respect to certain “reportable payments” including taxable proceeds received in exchange for the shareholder’s shares of aQuantive common stock in the merger. Backup withholding generally will not apply, however, to an aQuantive shareholder who furnishes the paying representative with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). In addition, certain foreign persons (such as certain nonresident aliens) may establish an exemption from backup withholding by delivering the proper version of Form W-8 to the paying representative. Backup withholding is not an additional tax and any amounts withheld from payments to an aQuantive shareholder under the backup withholding rules may be refunded or allowed as a credit against the aQuantive shareholder’s U.S. federal income tax liability, if any, provided the shareholder furnishes the required information to the Internal Revenue Service in a timely manner.

Antitrust Matters

Under the HSR Act, and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of aQuantive with Arrow Acquisition and the conversion of shares of aQuantive common stock into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the merger cannot be completed until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by Microsoft and aQuantive. Both Microsoft and aQuantive filed the required notification and report forms on June 4, 2007. A foreign competition filing was submitted in Germany on June 21, 2007. We submitted a filing in Brazil and are also planning to submit a filing in Italy, and are evaluating whether requirements to provide information in other jurisdictions are applicable. Although we are submitting filings and other information in multiple foreign jurisdictions, the only clearance from a foreign competition authority that is required as a closing condition is clearance from the German authorities. The merger agreement generally provides that Microsoft and aQuantive will use commercially reasonable efforts to promptly take all actions to complete the merger, including commercially reasonable efforts to obtain regulatory clearance, subject to the more specific provisions in the merger agreement addressing these matters.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Shareholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, on the one hand, and Microsoft and Arrow Acquisition, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in confidential disclosure schedules provided by us to Microsoft and Arrow Acquisition in connection with signing the merger agreement. While we do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us or Microsoft.

Structure

The merger agreement provides that Arrow Acquisition will merge with and into us. We will survive the merger as a wholly owned subsidiary of Microsoft.

The closing date for the merger will be, unless the parties otherwise agree, no later than two business days after the satisfaction or waiver of all conditions to closing in the merger agreement. We cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. See “The Merger Agreement — Conditions to the Merger” beginning on page 48.

Effective Time

The merger will be effective when we file articles of merger with the Secretary of State of the State of Washington, or at such later time as is specified in the articles of merger.

Merger Consideration

Each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us as treasury stock and any shares owned by Microsoft, Arrow Acquisition or any other of our or their respective wholly owned subsidiaries, or by holders properly exercising dissenters’ rights under Washington law, and other than unvested restricted shares issued under our Restated 1999 Stock Incentive Compensation Plan) will be converted at the effective time of the merger into the right to receive cash, without interest and subject to any applicable withholding of taxes, in the amount of $66.50 per share.

If any of our shareholders perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Dissenters’ Rights” beginning on page 34.

Exchange and Payment Procedures

At or prior to the closing of the merger, Microsoft will deposit in trust with Mellon Investor Services L.L.C., referred to as the paying agent, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of record of shares of our outstanding common stock. The letter of transmittal and instructions will tell such shareholders how to surrender their common stock certificates or shares they may hold represented by book entry in exchange for the merger consideration. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Registered shareholders will not receive the merger consideration until they surrender their stock certificate or certificates (or book-entry shares) to the paying agent, together with a completed and signed letter of transmittal and any other documents as may be required by the letter of transmittal. If any merger consideration is to be paid to a person other than the person in whose name the corresponding book-entry share or certificate that is to be exchanged is registered, the person requesting the exchange must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to withhold any applicable taxes from the merger consideration.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, or any party to the merger agreement will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation. Shareholders who have not received the merger consideration prior to the delivery of such funds to the surviving corporation may look only to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the fact, in a form reasonably satisfactory to Microsoft and the paying agent.

Effect on aQuantive Stock Options and Restricted Stock

  aQuantive Options

At the effective time of the merger, each outstanding option to purchase shares of our common stock to the extent vested and exercisable as of immediately prior to the effective time of the merger or as a result of the merger, referred to as a vested option, will terminate in its entirety and the holder of each vested option will be entitled to receive promptly after the effective time of the merger the merger consideration for each share of common stock that would have been issuable upon exercise of the vested option prior to the effective time of the merger less the applicable exercise price for such share of common stock under such vested option and less any applicable tax withholding.

At the effective time of the merger, each of the outstanding options to purchase shares of common stock issued pursuant to our option plans to the extent not vested or exercisable prior to or as a result of the consummation of the merger, referred to as an unvested option, shall, without any further action on the part of any holder of unvested options, be converted into an option granted pursuant to the Microsoft 2001 Stock Plan, to purchase that number of shares of common stock of Microsoft determined by multiplying the number of shares of aQuantive common stock subject to such unvested option at the effective time of the merger by the Exchange Ratio, at an exercise price per share of Microsoft common stock equal to the exercise price per share of such unvested option immediately prior to the effective time of the merger divided by the Exchange Ratio. The exercise price shall be rounded up to the nearest whole cent and the number of Microsoft shares subject to such option shall be rounded down to the nearest whole number of shares. Each of such options will have the same vesting schedule and acceleration of vesting as the corresponding aQuantive unvested option.

Pursuant to the merger agreement, “Exchange Ratio” means the number determined by dividing the merger consideration of $66.50 by the average of the closing prices of Microsoft common shares as publicly reported for the Nasdaq Global Market System as of 4:00 p.m. Eastern time for each of the 10 consecutive trading days immediately preceding the effective time of the merger.

Our ESPP shall continue to be operated in accordance with its terms and past practice for the current purchase period; provided that if the closing of the merger is expected to occur prior to the end of the current purchase period (July 31), we will take action to provide for an earlier purchase date. We will suspend the commencement of any future purchase periods under the ESPP unless and until the merger agreement is terminated and shall terminate the ESPP prior to the closing date of the merger.

As of June 6, 2007, there were outstanding options to purchase 11,556,903 shares of our common stock. Assuming continued vesting of such options through July 31, 2007, options for 5,634,178 shares would be (or would become as a result of the merger) vested options and options for 5,922,725 shares would be unvested. As of the effective time of the merger, aQuantive’s stock plans shall terminate.

Restricted Shares

At the effective time of the merger, restricted shares outstanding immediately prior to the effective time of the merger issued pursuant to our Restated 1999 Stock Incentive Compensation Plan (which are held only by Mr. McAndrews) will be converted into that number of restricted shares or restricted stock units of Microsoft common stock determined by multiplying the number of aQuantive restricted shares held by Mr. McAndrews by the Exchange Ratio. Such restricted shares or restricted stock units of Microsoft common stock will be subject to the same terms and conditions as were applicable to Mr. McAndrews’ aQuantive restricted shares (including the vesting schedule and any acceleration of vesting) except to the extent changes to the terms and conditions are otherwise agreed to by Microsoft and Mr. McAndrews.

Directors and Officers

The merger agreement provides that the directors of Arrow Acquisition immediately prior to the effective time of the merger will be the initial directors of the surviving corporation until their successors have been elected or appointed or qualified or until the earlier of their death, resignation or removal. The officers of aQuantive at the effective time of the merger will be the initial officers of the surviving corporation until their successors have been elected or appointed or qualified or until the earlier of their death, resignation or removal.

Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The representations and warranties are, in some cases, subject to specified exceptions and qualifications. The topics covered by these representations and warranties include, among others, the following:

•	organization;

•	capitalization;

•	authority to execute and deliver the merger agreement and binding effect of the merger agreement;

•	consents and approvals and authorization of governmental entities;

•	our SEC reports;

•	absence of undisclosed liabilities;

•	absence of a “material adverse effect” and certain other changes related to us since March 31, 2007;

•	matters relating to material contracts;

•	matters relating to employee benefit plans;

•	legal proceedings;

•	compliance with laws;

•	intellectual property;

•	tax matters;

•	our and our subsidiaries’ title to assets;

•	environmental matters;

•	labor matters;

•	accuracy and compliance of the proxy statement as to form with applicable securities laws;

•	absence of undisclosed broker’s or finder’s fees;

•	vote required to approve the merger agreement;

•	board recommendation of the merger agreement and the merger; and

•	receipt by us of the opinion of our financial advisor.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of us and our subsidiaries, taken as a whole. Excluded from the determination of “material adverse effect” with respect to us, however, are the effects of changes that are generally applicable to:

•	the industries and markets in which we and our subsidiaries operate;

•	the United States economy; or

•	the United States securities markets.

Also excluded from the determination of “material adverse effect” with respect to us is any change or effect resulting from:

•	the execution of the merger agreement, including its announcement, or the pendency or consummation of the transactions contemplated by the merger agreement;

•	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation of such actions or other force majeure events;

•	changes in generally accepted accounting principles or accounting rules and regulations or changes in the accounting rules and regulations of the SEC;

•	any action required by law, provided for by the merger agreement or taken at the request of Microsoft or Arrow Acquisition;

•	any litigation brought or threatened by our shareholders or by Microsoft shareholders asserting breach of fiduciary duty relating to the merger agreement or violations of securities laws in connection with the proxy statement or otherwise in connection with the merger agreement;

•	any changes in law;

•	any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with our proxy statement;

•	in and of itself, any decrease in the market price or trading volume of our common stock;

•	in and of itself, any failure by us to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts; or

•	the failure of Microsoft to consent to any of the actions proscribed in Section 6.1 of the merger agreement where such failure to consent would be unreasonable.

You should be aware that these representations and warranties as made by us to Microsoft and Arrow Acquisition may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See the introduction to the section, “The Merger Agreement.”

Microsoft and Arrow Acquisition have made a number of representations to us regarding themselves as to various matters pertinent to the merger. The representations and warranties are, in some cases, subject to specified exceptions and qualifications. The topics covered by these representations and warranties include, among others, the following:

•	organization;

•	authority to execute and deliver the merger agreement and binding effect of the merger agreement;

•	consents and approvals and authorization of governmental entities;

•	Microsoft’s SEC reports;

•	compliance with law;

•	absence of operations of Arrow Acquisition;

•	accuracy of information supplied by Microsoft and Arrow Acquisition for inclusion in the proxy statement;

•	absence of undisclosed broker’s or finder’s fees;

•	sufficiency of funds to pay the merger consideration; and

•	whether Microsoft or Arrow Acquisition is an “acquiring person” under the WBCA.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

For the period between May 17, 2007 and the completion of the merger, we and our subsidiaries have agreed that we will, except as otherwise contemplated by the merger agreement:

•	conduct our business in the ordinary and usual course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our business organization and relationships with customers, suppliers and other persons with whom we have business dealings.

Without the limitation of the foregoing, under the merger agreement we have agreed that we will not, except as otherwise contemplated by the merger agreement or as required by law or unless Microsoft gives its prior written consent:

•	amend or otherwise change our articles of incorporation or bylaws;

•	issue any shares of our capital stock or any other of our ownership interests or rights to purchase our capital stock, other than pursuant to our stock option plans or the ESPP or upon conversion of any of our convertible senior subordinated notes due 2024, and except for stock options issued pursuant to our stock option plans in the ordinary course consistent with past practice;

•	redeem, purchase or acquire any share of our outstanding common stock;

•	split, combine, subdivide or reclassify our common stock or declare or pay any dividend or other distribution in respect of any common stock or otherwise make any payments to shareholders in their capacity as such;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of aQuantive or any of our subsidiaries, other than the merger described in this proxy statement;

•	other than in the ordinary course of business consistent with past practice, acquire or dispose of any assets that, in the aggregate, are material to us and our subsidiaries;

•	other than in the ordinary course of business consistent with past practice, incur any new material indebtedness for borrowed money or guarantee any such indebtedness or make any loans or advances other than pursuant to transactions among our subsidiaries and us;

•	materially increase the compensation of our employees or directors except in the ordinary course consistent with past practice or enter into any material new employment or severance agreements with any director or employee, except for retention bonus agreements, bonus plans or bonus arrangements for employees other than executive officers involving, in the aggregate, obligations of not more than $10,000,000;

•	except as contemplated by the merger agreement or in the ordinary course of business consistent with past practices, terminate or materially amend any employee benefit plan;

•	change any of the accounting methods we use unless required by GAAP or applicable law; or

•	enter into any contract, agreement, commitment or arrangement to do any of the above.

No Solicitation of Transactions

We have agreed that we and our subsidiaries will not, and will use our reasonable best efforts to cause our respective officers, directors and employees, and our counsel, investment bankers and other representatives, not to, directly or indirectly:

•	initiate, encourage, facilitate, solicit, or participate or engage in any negotiations, inquiries, or discussions with respect to any acquisition proposal (as defined below);

•	in connection with any potential acquisition proposal, disclose or furnish any nonpublic information or data to any person or entity concerning our business or properties or afford any person or entity other than Microsoft or its representatives access to our properties, books, or records, except as required by law or pursuant to a governmental request for information;

•	enter into or execute, or propose to enter into or execute, any agreement relating to an acquisition proposal; or

•	approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any acquisition proposal or any offer or proposal relating to an acquisition proposal other than with respect to the merger.

In addition, we have agreed to cease as of the date of the merger agreement and cause to be terminated all discussions and negotiations that commenced prior to the date of the merger agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal, and to request that all confidential or proprietary information previously furnished to any such third parties be promptly returned or destroyed.

An acquisition proposal is any offer or proposal made by any person, persons, entity or entities other than Microsoft, Arrow Acquisition or any of their respective affiliates to acquire, other than in the transactions contemplated by the merger agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 10% or more of the shares of our common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving us or (ii) 10% or more of the assets of us and our subsidiaries, taken as a whole.

Despite the foregoing restrictions, we are permitted, before our shareholders approve the merger agreement, to furnish non-public information to, and enter into discussions and negotiations with, a person who, or an entity that, has made an unsolicited acquisition proposal or contacted us expressing an interest in discussing a possible acquisition proposal, if and to the extent:

•	our board of directors determines, in good faith, after consulting with our financial advisor and outside legal counsel, that such person or entity has submitted an acquisition proposal that is, or would reasonably be expected to lead to, a superior proposal (as defined below); and

•	our board of directors determines, in good faith, after consulting with our outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any acquisition proposal or accept any offer or proposal relating to an acquisition proposal would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law.

Before we may furnish any non-public information as described above, the person or entity to whom we are furnishing it must enter into a customary confidentiality agreement with us that meets conditions specified in the merger agreement.

For purposes of the merger agreement, a “superior proposal” means any unsolicited written acquisition proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of our equity securities entitled to vote generally in the election of directors or all or substantially all of our assets, on terms which our board of directors determines, after consultation with its financial advisor, to be more favorable to us and our shareholders than the transactions contemplated by the merger agreement.

Additionally, under the merger agreement, we may not:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Microsoft or Arrow Acquisition, the approval or recommendation by our board of directors of the merger or that our shareholders approve the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

•	in the event of a tender offer or exchange offer for any of our outstanding common stock, fail to recommend against acceptance of the tender offer or exchange offer by our shareholders within 10 business days of the commencement of the offer (any of the actions described in these first three bullets are referred to as a “board change of recommendation”); or

•	approve or recommend, or publicly propose to approve or recommend, or allow aQuantive to execute or enter into any merger agreement, acquisition agreement, joint venture agreement, or other similar agreement or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal or (ii) requiring us to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Despite the foregoing restrictions, if before the special meeting our board of directors receives a superior proposal that has not been withdrawn, and if our board of directors by resolution duly adopted determines in good faith, after consulting with its outside legal counsel, that the failure to take the action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law, our board of directors may make a board change of recommendation, approve or recommend the superior proposal, or terminate the merger agreement, provided that:

•	we give notice to Microsoft that we intend to take such action (specifying the reasons, and the party making, and the material terms and conditions of, the proposal); and

•	Microsoft shall not have proposed, within three business days after Microsoft’s receipt of the notice from us, to amend the merger agreement to provide for terms that our board of directors determines in its good faith (after consulting with our financial advisor) to be as favorable as, or superior to, those of the superior proposal.

We also have agreed:

•	to notify Microsoft within 24 hours after receipt of an acquisition proposal or any expression of interest from a third party in discussing a possible acquisition proposal and the identity of the third party making the proposal or expression of interest;

•	to provide Microsoft with a copy of any confidentiality agreement entered into with any third party making an acquisition proposal or expression of interest within 24 hours after executing such agreement;

•	to provide Microsoft with 24 hours prior notice (or such lesser notice as is provided to our board of directors) of any meeting of our board of directors at which our board of directors would reasonably be expected to consider any acquisition proposal or any such inquiry or to consider providing nonpublic information to any third party;

•	to notify Microsoft, in writing, of any decision of our board of directors as to whether to consider any acquisition proposal or to enter into discussions or negotiations concerning any acquisition proposal or to provide non-public information with respect to us to any person;

•	to provide Microsoft with oral and written notice to keep Microsoft currently informed in all material respects of the status and material terms of any acquisition proposal and of any material amendments or proposed material amendments to such acquisition proposal;

•	to provide Microsoft with a copy of all written information subsequently provided to, by or on behalf of any third party in connection with an acquisition proposal; and

•	to notify Microsoft within 24 hours of any determination by our board of directors that an acquisition proposal constitutes a superior proposal.

Access to Information

We have agreed to, and shall cause each of our subsidiaries to, provide to Microsoft and Microsoft’s representatives access, during normal business hours and upon reasonable notice by Microsoft, to our and our subsidiaries’ properties, books and records, and furnish Microsoft’s representatives with information concerning our business, properties and personnel as may be reasonably requested or necessary to consummate the transactions contemplated by the merger agreement.

Each party to the merger agreement has agreed that the confidentiality agreement between us and Microsoft will apply with respect to information furnished by us, our subsidiaries, and our officers, employees and other representatives.

Special Meeting and Proxy Statement

Under the merger agreement, we have agreed, so long as our board of directors has not effected a board change of recommendation:

•	to call, give notice of, convene and hold a special meeting of our shareholders as soon as practicable following the date of the merger agreement for the purpose of approving the merger agreement; and

•	to prepare and file with the SEC a proxy statement relating to the merger and the merger agreement as soon as practicable after the date of the merger agreement.

Employee Matters

Microsoft has agreed that until the earlier of six months after the effective time of the merger or June 30, 2008, Microsoft will, and will cause its subsidiaries and the surviving corporation to, maintain for each eligible employee the amount of such employee’s base salary or wage rates, equity compensation, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such employee on the date of the merger agreement and either maintain the benefit plans (other than aQuantive’s option plans and ESPP) at the benefit levels in effect on the date of the merger agreement or provide employee benefits (including, without limitation, retirement, health and life insurance benefits) that, in the aggregate, are no less favorable to each employee than those in effect for such employee as of the date of the merger agreement.

Microsoft has agreed to honor, or cause to be honored, as of the effective time of the merger, all of our benefit agreements as specified in the merger agreement and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including our executive change-in-control and general severance and retention plans, referred to as the CIC plans, in each case existing immediately prior to the execution of the merger agreement, that are between us or any of our subsidiaries and any current or former director or employee or for the benefit of any such current or former director or employee. As of the effective time of the merger, Microsoft shall honor or cause to be honored all retention bonus agreements, bonus plans or bonus arrangements for employees other than executive officers involving, in the aggregate, obligations of not more than $10 million, referred to as the post-signing stabilization plans. Microsoft will not, and will cause the surviving corporation not to, terminate the CIC plans or post-signing stabilization plans or amend them in any manner without the consent of the affected current or former employee for a period of two years following the effective time of the merger.

In addition, Microsoft has agreed that if an employee is employed immediately after the effective time of the merger with Microsoft or any of its subsidiaries (including the surviving corporation) and their position with the surviving corporation is eliminated or their employment is involuntarily terminated by Microsoft without cause (as more fully described in the merger agreement) within the first twelve months immediately following the effective time of the merger, the employee shall receive additional vesting in substituted Microsoft options as if the employee were employed with Microsoft or its subsidiaries (including the surviving corporation) for an additional twelve months after his or her actual date of termination of employment. In addition, aQuantive, with Microsoft’s consent, has agreed to accelerate the vesting of up to 50% of certain unvested options held by a group of fewer than 15 non-executive employees if, in the case of such non-executive employee, such employee’s employment is terminated without cause (such vesting acceleration would impact options for fewer than 400,000 shares). As discussed above in “Interests of Our Directors and

Executive Officers in the Merger – Post-Merger Potential Vesting Acceleration”, aQuantitive, with Microsoft’s consent, also agreed to accelerate the vesting of options of executive officers subject to Section 16 if such executive officer’s employment or services are terminated at any time after the merger without “cause” (defined above) or by such executive officer for “good reason” (defined above) rather than limit such protection to two years after the merger as provided in the 1999 Stock Incentive Compensation Plan.

With respect to each benefit plan, program, practice, policy or arrangement maintained by Microsoft or its subsidiaries that are located within the United States (including the surviving corporation) following the effective time of the merger and in which any of the employees working in the United States participate, referred to as the Microsoft plans, for purposes of determining eligibility to participate and vesting, service with us and our subsidiaries (or predecessor employers to the extent we provide past service credit) shall be treated as service with Microsoft and its subsidiaries. Each applicable Microsoft plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent (i) waived or not included under the corresponding benefit plan of us or our subsidiaries and (ii) permitted by the applicable insurance policy under the Microsoft plan.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our shareholders must have approved the merger;

•	there must not be any governmental orders or actions enjoining or otherwise prohibiting consummation of the merger; and

•	the waiting periods applicable to consummation of the merger under the HSR Act, or other comparable law or regulation of non-U.S. governmental entities having jurisdiction over the transactions contemplated by the merger agreement, must have expired or been terminated.

Conditions to Obligations of Microsoft and Arrow Acquisition

The obligations of Microsoft and Arrow Acquisition to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of our representations and warranties set forth in the merger agreement except as would not, individually or in the aggregate, have a material adverse effect;

•	the performance, in all material respects, by us of our obligations under the merger agreement; and

•	the delivery by us of a certificate executed by our chief financial officer.

Conditions to Obligations of aQuantive

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Microsoft and Arrow Acquisition set forth in the merger agreement, except as would not, individually or in the aggregate, have a material adverse effect;

•	the performance, in all material respects, by each of Microsoft and Arrow Acquisition of its obligations under the merger agreement; and

•	the delivery by Microsoft of certain certificates, including one signed by its chief financial officer.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent of us and Microsoft;

•	by either us or Microsoft if:

•	the merger has not been consummated by November 17, 2007 (referred to as the termination date), provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date; and provided further that either we or Microsoft may extend the Termination Date to May 17, 2008 if as of November 17, 2007 all conditions to closing have been met or waived other than the expiration or termination of the waiting period under the HSR Act or comparable foreign laws and the absence of governmental orders enjoining or prohibiting the merger;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable; or

•	the special meeting of our shareholders concludes without obtaining approval of the merger agreement by our shareholders in accordance with the WBCA.

•	by us:

•	if Microsoft or Arrow Acquisition breaches any covenant or agreement or if any representation of Microsoft or Arrow Acquisition is untrue, resulting in the failure of a condition to the obligations of aQuantive to effect the merger being satisfied, provided that, if such breach is curable, we may not terminate the merger agreement until the earlier of 30 days after delivery of written notice of Microsoft’s or Arrow Acquisition’s breach or untruth or the date on which Microsoft or Arrow Acquisition ceases to exercise commercially reasonable efforts to cure such breach, inaccuracy or untruth, and provided further that our right to terminate the merger agreement in this manner will not be available to us if we have failed to perform in any material respect any of our obligations under or in connection with the merger agreement; or

•	in order to accept a superior proposal received before our special meeting.

•	by Microsoft if:

•	we breach any covenant or agreement or if any of our representations is untrue, resulting in the failure of a condition to the obligations of Microsoft or Arrow Acquisition to effect the merger being satisfied, provided that, if such breach is curable, Microsoft may not terminate the merger agreement until the earlier of 30 days after delivery of written notice of our breach or untruth or the date on which we cease to exercise commercially reasonable efforts to cure such breach, inaccuracy or untruth, and provided further that Microsoft’s right to terminate the merger agreement in this manner will not be available to Microsoft if it has failed to perform in any material respect any of its obligations under or in connection with the merger agreement; or

•	our board of directors withdraws or modifies in a manner adverse to Microsoft or Arrow Acquisition its recommendation to our shareholders to approve the merger agreement (or in the case of a tender or exchange offer, fails to recommend rejection of the offer within the time prescribed by SEC rules), or approves or recommends to our shareholders an acquisition proposal other than the merger, or resolves to do any of the foregoing.

Fees and Expenses

We have agreed to pay Microsoft a fee of $175,000,000 in cash if:

•	the merger agreement is terminated by us in order to accept a superior proposal;

•	the merger agreement is terminated by Microsoft because our board of directors withdraws or modifies in a manner adverse to Microsoft or Arrow Acquisition its recommendation to our shareholders to approve the merger agreement (or in the case of a tender or exchange offer, fails to recommend rejection of the offer within the time prescribed by SEC rules), or approves or recommends to our shareholders an acquisition proposal other than the merger, or resolves to do any of the foregoing; or

•	the merger agreement is terminated by us due to the failure of the merger to occur by the Termination Date without a vote of our shareholders being taken or is terminated by either Microsoft or us if the special meeting has concluded without obtaining approval of the merger agreement by our shareholders in accordance with the WBCA, and in either case a competing acquisition proposal has been publicly disclosed and, within one year after termination of the merger agreement, we either enter into an agreement related to such acquisition proposal for the acquisition of aQuantive (which is later consummated) or such acquisition occurs.

Microsoft has agreed to pay us a fee of $500,000,000 in cash if:

•	the merger agreement is terminated by either us or Microsoft either (1) because the merger has not occurred by the Termination Date due to the failure to receive any required antitrust or competition consent or clearance from a governmental entity or any action by a governmental entity to prevent the merger for antitrust, competition, privacy or security reasons, or (2) due to any governmental entity taking action permanently enjoining or otherwise prohibiting the merger, which has become final and non-appealable;

•	all other conditions to the closing of the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived at such time; and

•	we have not breached in any material respect any of the covenants in the merger agreement.

Amendment and Waiver

The merger agreement may be amended by written agreement of us, Microsoft and Arrow Acquisition at any time before or after approval of the merger agreement by our shareholders, but, after any such approval, no amendment will be made that would reduce the amount or change the type of consideration into which each share shall be converted upon consummation of the merger.

Except as otherwise provided in the merger agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived in writing by the party or parties to the merger agreement entitled to the benefits of such obligation, covenant, agreement or condition.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

In this proposal, we are asking you to authorize the holder of any proxy solicited on behalf of our board of directors to vote to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate. Failure of this proposal to pass will not affect the ability of the holder of any proxy solicited on behalf of our board of directors to adjourn the special meeting in the event insufficient shares of our common stock are represented to establish a quorum. If we move to adjourn the meeting, we will ask our shareholders to vote only on the adjournment proposal, and not on the proposal regarding the approval of the merger agreement.

Votes Required and Board Recommendation

In order for shareholders to approve the proposal on adjournment of the special meeting, if a quorum is present, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum exists, abstentions and broker non-votes will have no effect on the voting results with respect to the proposal to adjourn the special meeting. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter. If a quorum does not exist, abstentions would have the same effect as a vote “AGAINST” approval of adjournment, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of affirmative votes required to adjourn the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The common stock is our only outstanding class of voting securities. The following table sets forth the amount and percent of shares of common stock which, as of June 20, 2007, are deemed under the rules of the SEC to be “beneficially owned” by each member of our board of directors, by each of our executive officers, by all directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock.

The percentage ownership is based on 79,985,251 shares of our common stock outstanding as of June 25, 2007. Shares of our common stock that are subject to options or other convertible securities currently exercisable or exercisable within 60 days of June 20, 2007 are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Outstanding Shares
	of Common Stock
	Beneficially Owned	Percent
Beneficial Owner	(1)	of Class

T. Rowe Price Associates, Inc(2) 100 E. Pratt Street Baltimore, MD 21202	7,946,800	9.9%
Mazama Capital Management, Inc(3) One SW Columbia Portland, OR 97258	5,830,246	7.3%
Nicolas J. Hanauer(4) 1000 Second Avenue, Suite 1200 Seattle, WA 98104	4,260,651	5.3%
Richard P. Fox(5)	69,458	*
Brian P. McAndrews(6)	2,109,697	2.6%
Jack Sansolo(7)	56,000	*
Michael B. Slade(8)	50,750	*
Linda J. Srere(9)	55,000	*
Jaynie M. Studenmund(9)	42,500	*
Michael T. Galgon(10)	966,642	1.2%
Scott E. Howe(11)	82,797	*
Clark M. Kokich(12)	222,297	*
Linda A. Schoemaker(13)	97,938	*
Karl F. Siebrecht(14)	106,111	*
M. Wayne Wisehart(15)	50,000	*
All Directors and current executive officers as a group (12 persons)	8,169,841	9.8%

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	As disclosed in Form 13G filings in January 2007, T. Rowe Price Associates, Inc. reports sole voting power for 1,746,700 shares of the total 7,946,800 shares held.

(3)	As disclosed in Form 13G filings in February 2007, Mazama Capital Management, Inc. reports sole voting power for 3,424,413 shares of the total 5,830,246 shares held.

(4)	Includes 80,000 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(5)	Includes 65,000 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(6)	Includes 103,194 unvested shares from restricted stock awards, and 2,010,872 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(7)	Includes 55,000 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(8)	Includes 50,000 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(9)	Represents shares subject to options exercisable as of or within 60 days of June 20, 2007.

(10)	Includes 698,917 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(11)	Includes 75,213 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(12)	Includes 220,750 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(13)	Includes 95,333 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(14)	Includes 104,416 shares subject to options exercisable as of or within 60 days of June 20, 2007.

(15)	Includes 40,000 shares subject to options exercisable as of or within 60 days of June 20, 2007.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, aQuantive will be a wholly-owned owned subsidiary of Microsoft and there will be no public participation in any future meetings of shareholders of aQuantive. However, if the merger is not completed, aQuantive shareholders will continue to be entitled to attend and participate in aQuantive shareholder meetings and we will hold a 2008 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act. Shareholders that intend to present a proposal at the 2008 annual meeting of aQuantive shareholders must give notice of the proposal to aQuantive no later than December 1, 2007 for it to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy for the 2008 annual meeting must give notice of the proposal to aQuantive not earlier than January 15, 2008 and not later than February 14, 2008.

OTHER MATTERS

We do not expect that any matter other than the proposal to approve the merger agreement and, if necessary or appropriate, the proposal to adjourn the special meeting, will be brought before the special meeting. If, however, any other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their judgment and discretion as to such matters in the manner they believe to be in the best interests of the shares represented by those proxies.

It is important that your shares be represented at the special meeting, regardless of the number of shares that you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid addressed envelope enclosed for that purpose.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Microsoft has supplied all information contained in this proxy statement relating to Microsoft and Arrow Acquisition and we have supplied all information relating to us.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 3, 2007. Unless specified elsewhere in this proxy statement, you should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
MICROSOFT CORPORATION,
ARROW ACQUISITION COMPANY,
and
AQUANTIVE, INC.
May 17, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2007 (this “Agreement”), by and among aQuantive, Inc., a Washington corporation (the “Company”), Microsoft Corporation, a Washington corporation (“Parent”), and Arrow Acquisition Company, a Washington corporation and wholly-owned subsidiary of Parent (“Sub”).

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions and Terms

Section 1.1  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Sub or any Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of ten percent (10%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning set forth in Rule l2b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Benefit Agreements” has the meaning set forth in Section 4.9.

“Benefit Plans” has the meaning set forth in Section 4.9.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations).

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.3(d).

“CIC Plans” has the meaning set forth in Section 6.4(b).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection and Use” has the meaning set forth in Section 4.12(g).

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided further that any change or effect resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees), (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (D) any other action required by Law, contemplated by this Agreement or taken at the request of Parent or Sub, (E) any litigation brought or threatened by shareholders of either the Company or Parent (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Proxy Statement or otherwise in connection with this Agreement, (F) any changes in Law, (G) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with the Proxy Statement, (H) in and of itself, any decrease in the market price or trading volume of the Common Stock, (I) in and of itself, any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts or (J) the failure of Parent to consent to any of the actions proscribed in Section 6.1 where such failure to consent would be unreasonable shall also be excluded from the determination of Company Material Adverse Effect.

“Company Option Plans” means the Company’s Restated 1998 Stock Incentive Compensation Plan, Restated 1999 Stock Incentive Compensation Plan, and Restated 2000 Stock Incentive Compensation Plan.

“Company Recommendation” has the meaning set forth in Section 6.7.

“Company Restricted Share” means a restricted share of Company Common Stock issued pursuant to any of the Company Option Plans that remains unvested.

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Shareholder Approval” has the meaning set forth in Section 4.19.

“Company Special Meeting” has the meaning set forth in Section 6.7.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“Customer Information” has the meaning set forth in Section 4.12(g).

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” has the meaning set forth in Section 6.1(h).

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

“ERISA” has the meaning set forth in Section 4.9.

“ESPP” means the Company’s 1999 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning set forth in Section 3.4(c).

“Excluded License” is any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (a) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (b) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty-free basis (including for the purpose of making additional copies or derivative works).

“Executive Officer” means “officer” of the Company as such term is defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means all rights in patents, patent applications, inventions, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, comments, specifications, data, databases, data collections, customer and supplier lists, designs, rights of publicity and moral rights, and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

“Insured Parties” has the meaning set forth in Section 6.6(b).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, chief financial officer, general counsel or any division president (or equivalent position) of the referenced party.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“License-In Agreements” has the meaning set forth in Section 4.12(b).

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“MS” has the meaning set forth in Section 4.18.

“Parent” has the meaning set forth in the Preamble.

“Parent 2001 Stock Plan” has the meaning set forth in Section 3.4(b).

“Parent Common Shares” has the meaning set forth in Section 3.4(b).

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, (i) the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Sub to consummate the transactions contemplated hereby; provided, however, that the effects of changes that are generally applicable to (x) the industries or markets in which Parent and its Subsidiaries operate, (y) the United States economy or (z) the United States securities markets shall be excluded from the determination of Parent Material Adverse Effect; provided further that any adverse effect on Parent and its Subsidiaries resulting from the execution of this Agreement, the announcement of this Agreement or the pendency of the transactions contemplated hereby shall also be excluded from the determination of Parent Material Adverse Effect.

“Parent Plans” has the meaning set forth in Section 6.4(c).

“Parent SEC Reports” has the meaning set forth in Section 5.4.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Post-Signing Stabilization Plans” has the meaning set forth in Section 6.1(h).

“Proxy Statement” has the meaning set forth in Section 6.7.

“Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Representatives” has the meaning set forth in Section 6.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means the Company’s convertible senior subordinated notes due 2024 described in the Company SEC Reports.

“Stabilization Amount” has the meaning set forth in Section 6.1(h).

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Substituted Option” has the meaning set forth in Section 3.4(b).

“Superior Proposal” means any unsolicited written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of Company, on terms which the Company’s board of directors determines, after consultation with its financial advisor, to be more favorable to the Company and its shareholders than the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“United States” means the United States of America.

“Vested Options” has the meaning set forth in Section 3.4.

“WBCA” means the Washington Business Corporation Act, as amended.

Section 1.2  Other Definitional Provisions; Interpretation

(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

The Merger

Section 2.1  The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the WBCA, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall, from and after the Effective Time, have the effects set forth in Section 23B.11.060 of the WBCA and other applicable law.

Section 2.2  Effective Time.  Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Washington for filing as provided in the WBCA, and shall make all other deliveries, filings or recordings required by the WBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Washington, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the WBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4  Articles of Incorporation and Bylaws of the Surviving Corporation.  The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to be the same as the articles of incorporation of Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be “aQuantive, Inc.” and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The bylaws of Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the bylaws of the Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be aQuantive, Inc., until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.5  Directors and Officers of the Surviving Corporation.  The directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE III

Conversion of Shares

Section 3.1  Conversion of Shares.

(a) At the Effective Time except as otherwise provided in Section 3.4(d), each share of the Company’s common stock, $.01 par value (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $66.50 in cash (the “Merger Consideration”) without any interest thereon.

(b) Each share of common stock, $.01 par value, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of

Parent, be converted into one fully paid and nonassessable share of the common stock, $.01 par value, of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2  Exchange of Certificates and Book-Entry Shares.

(a) At or prior to the Closing, Parent shall deliver, in trust, to Mellon Investor Services L.L.C. (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares. In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3  Shares of Dissenting Shareholders

(a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent.

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration as set forth in subsection (a) of Section 3.1.

Section 3.4  Treatment of Stock Options; Restricted Shares.

(a) As soon as practicable following the date of this Agreement and to the extent necessary, the board of directors of the Company (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions and take such other actions as are required with respect to outstanding options to purchase shares of Common Stock issued pursuant to the Company Option Plans, to the extent vested and exercisable immediately prior to the Effective Time or as a result of the Merger (“Vested Options”), such that each Vested Option outstanding at the Effective Time shall cease to represent a right to acquire shares of Common Stock and shall instead represent only the right to receive the Merger Consideration for each share of Common Stock that would have been issuable upon exercise of the Vested Option prior to the Effective Time less the applicable exercise price for such share of Common Stock under such Vested Option (such net amount, the “Option Per Share Amount”). Parent shall promptly pay or cause to be paid immediately after the Effective Time to the holders of Vested Options as of immediately prior to the Effective Time the Option Per Share Amount (less any applicable tax withholding) for each share of Common Stock that would have been issued upon exercise of the Vested Options.

(b) At the Effective Time, each of the outstanding options to purchase shares of Common Stock issued pursuant to the Company Option Plans to the extent not vested or exercisable prior to or as a result of the consummation of the Merger (the “Unvested Options”) shall, without any further action on the part of any holder thereof, be converted into an option granted pursuant to the Parent Corporation 2001 Stock Plan, as amended and restated (the “Parent 2001 Stock Plan”), to purchase that number of shares of common stock, par value $0.00000625 per share, of Parent (the “Parent Common Shares”) determined by multiplying the number of Company Common Shares subject to such Unvested Option at the Effective Time by the Exchange Ratio (as defined below), at an exercise price per Parent Common Share equal to the exercise price per share of such Unvested Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (a “Substituted Parent Option”). If the foregoing calculation results in a Substituted Parent Option being exercisable for a fraction of a Parent Common Share, then the number of Parent Common Shares subject to such option shall be rounded down to the nearest whole number of shares.

(c) The Substituted Parent Options shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Option Plans) as the Unvested Options and otherwise shall have the terms and conditions as set forth in such Substituted Parent Options; provided that Parent shall convert Unvested Options into Substituted Parent Options in such a manner as to ensure that (i) the Substituted Parent Options are not subject to Section 409A of the Code as a result of the substitution and (ii) Substituted Parent Options received with respect to Unvested Options that were “incentive stock options” within the meaning of section 422 of the Code will satisfy the requirement of section 424(a) of the Code and continue to be “incentive stock options” within the meaning of section 422 of the Code. As a result of such conversion, the Substituted Parent Options shall be subject to all of the terms and conditions of the Parent 2001 Stock Plan and grant agreements for the Substituted Parent Options (rather than the terms and conditions of the plan and grant agreements under which the Unvested Options were originally issued). Prior to the Effective Time, Company shall take all actions (including causing its board of directors, the compensation committee of Company’s board of directors, or a committee overseeing the Company Option Plans to take all actions) that are necessary to confirm that the Substituted Parent Options are “equivalent” and “comparable” options, as applicable, under the terms of the Company Option Plans or otherwise such that vesting in Unvested Options will not be accelerated as a result of the Merger, this Agreement, or the transactions contemplated hereby (the “Transactions”) (including the exchange of the Substituted Parent Options for the Unvested Options) and that are otherwise necessary to ensure that the Unvested Options may be substituted as provided in this

Section 3.4(c). For purposes of this Agreement, “Exchange Ratio” shall mean the number determined by dividing the Merger Consideration by the average of the closing prices of a Parent Common Share as publicly reported for the Nasdaq Global Market System as of 4:00 p.m. Eastern Time for each of the 10 consecutive trading days immediately preceding the Effective Time.

(d) At the Effective Time, by virtue of the Merger, Company Restricted Shares outstanding immediately prior to the Effective Time shall be converted into that number of restricted shares (“Parent Restricted Shares”) or restricted stock units of Parent Common Shares (such restricted stock units together with Parent Restricted Shares, “Substitute Deferred Compensation”) with an equivalent after tax economic effect (and with no detrimental effect on the holder thereof) determined by multiplying the number of Company Restricted Shares by the Exchange Ratio. Any Substitute Deferred Compensation issued pursuant to this Section 3.4(d) shall be subject to the same terms and conditions as were applicable under such Company Restricted Shares (including the vesting schedule and any acceleration of vesting pursuant to any Company Option Plans) except to the extent changes to the terms and conditions are otherwise agreed to between Parent and the holder of the Parent Restricted Shares.

ARTICLE IV

Representations and Warranties of the Company

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

Section 4.1  Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of its amended and restated articles of incorporation and bylaws, as currently in effect, and is not in violation of any provision of such articles of incorporation or bylaws.

Section 4.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, 79,171,676 of which are issued and outstanding as of May 16, 2007 and (ii) 21,083,902 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than pursuant to the Company Option Plans and the ESPP, and the Senior Notes, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3  Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for shareholder approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4  Consents and Approvals; No Violations  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act, (D) Nasdaq rules and listing standards and (E) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby, or (2) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.

Section 4.5  SEC Reports.  The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2004 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports and any other materials filed by the Company with the SEC (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Since December 31, 2006, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

Section 4.6  No Undisclosed Liabilities.  Except for (a) liabilities and obligations incurred in the ordinary course of business since March 31, 2007, (b) liabilities and obligations disclosed in the Company SEC Reports, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since March 31, 2007, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports.

Section 4.7  Absence of Certain Changes.  Except as contemplated by this Agreement, since March 31, 2007 through the date hereof (i) the Company has not suffered a Company Material Adverse Effect and (ii) has not taken any action that would be prohibited by Section 6.1(a) through Section 6.1(k) if taken after the date hereof.

Section 4.8  Material Contracts.

(a) As of the date hereof and other than as reflected in a Company SEC Report, the Company is not a party to or bound by any Contract (i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) that would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any successor thereto from engaging in any line of business or in any geographic area; (iii) that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company, (iv) would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $2,500,000; (vi) that is a written contract (other than this Agreement) for the sale of any of its assets after the date hereof in excess of $2,500,000 (other than in the ordinary course of business); (vii) that is a collective bargaining agreement; or (viii) under which the Company and the Company Subsidiaries have made payments in excess of $2,500,000 in calendar 2006 (other than in the ordinary course of business). Each such contract described in clauses (i)-(viii) is referred to herein as a “Material Contract.”

(b) Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.

Section 4.9  Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all material employee benefit plans, including plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries by the Company or by any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under sections 414(b), (c) or (m) of the Code (such plans, “Benefit Plans”) and all material employment and severance agreements with employees of the Company or any of its Subsidiaries (such agreements, “Benefit Agreements”).

(b) With respect to each Benefit Plan and Benefit Agreement except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) if intended to be qualified under section 401(a) of the Code, such Benefit Plan (A) is the subject of an unrevoked favorable determination letter from the IRS, (B) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (C) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and, to the knowledge of the Company, nothing has occurred since the date of the most recent such determination, opinion or advisory letter that would adversely affect such qualification, (ii) to the knowledge of the Company, such Benefit Plan or Benefit Agreement has been administered in accordance with its terms and applicable Law, (iii) no disputes are pending, or, to the knowledge of the Company, threatened that would give rise to material liability on the part of the Company, and (iv) the consummation of the transactions contemplated by this Agreement will not result in, or accelerate the vesting in or time of payment of, compensation due any current employee or officer of the Company.

(c) Neither the Company nor any of its current or former Subsidiaries (or trades or businesses which together with the Company are or were treated as a single employer under sections 414(b), (c) or (m) of the Code) sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of section 4063 or 4064 of ERISA or section 413 of the Code, or (iii) an employee benefit plan that is subject to section 302 of ERISA, Title IV of ERISA or section 412 of the Code.

Section 4.10  Litigation.  As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.11  Compliance with Law.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor and employment matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.

Section 4.12  Intellectual Property.

(a) Section 4.12 of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and (iii) copyright work registrations and applications for registration thereof, in each case that are owned by or on behalf of the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in this Section 4.12: (i) the Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to such item, free and clear of any lien; (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such item; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conduct with respect to such item, excluding any of the foregoing which would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Section 4.12 of the Company Disclosure Schedule sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”). To the knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement, and no event has occurred that constitutes a material default or material breach thereunder; (iv) neither the Company nor any of its Subsidiaries has repudiated any provision of any License-In Agreement; and (v) neither the Company nor any of its Subsidiaries has granted any sublicense with respect to any License-In Agreement, in the case of each of clauses (i), (ii) and (iii), except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries own or have the right to use, without payments to any other Person except pursuant to any License-In Agreement, all Intellectual Property actually used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted. Each item of Intellectual Property (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain each item of Intellectual Property that they own or use, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, none of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, and (iii) the operation of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years (or earlier, if not resolved), alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), excluding any of the forgoing that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement, misappropriation or conflict that would not reasonably be expected to have a Company Material Adverse Effect.

(e) As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and its Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any of its Subsidiaries, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any of its Subsidiaries.

(f) The Company takes and has taken commercially reasonable efforts to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality, and intellectual property assignment agreements with current executive officers and current employees and contractors that have a role in the development of Company’s products and Intellectual Property). To the Company’s knowledge, all Persons (including current and former employees and independent contractors) who create or contribute to material proprietary Intellectual Property owned by Company have assigned to Company in writing all of their rights therein that did not initially vest with Company by operation of law.

(g) The Company is in compliance in all material respects with all applicable laws, rules, regulations, and its contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information (“Customer Information”). The Company’s Collection and Use of Customer Information are in accordance in all material respects with the Company’s privacy policy as published on its website or any other privacy policies presented to consumers or customers and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers regarding privacy. The Company takes commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of all Customer Information and to prevent the unauthorized Collection and Use of Customer Information. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement or the performance of the Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of the Company’s privacy policies or any contractual obligation of the Company governing the Collection and Use of Customer Information.

(h) Except for custom website-related development provided to a Company customer that is not distributed generally as part of the Company’s product or service offerings, the Company has not distributed or published to any third party any Company software or third party software used or provided in or as part of any Company product or service offerings (including Company software under development) that is governed by an Excluded License.

(i) The Company has not exported or re-exported its products, service offerings or technology, directly or indirectly, in violation of law either to: (i) any countries that are subject to United States export restrictions or export restrictions of any other jurisdiction in which the Company operates or is otherwise subject; or (ii) any end-user who the Company knows or has reason to know will utilize them in the design, development, or production of nuclear, chemical, or biological weapons; and the Company has complied with all end-user, end-use, and destination restrictions issued by the United States and any other jurisdiction in which Company operates or to which it is subject.

(j) No parties other than the Company and its Subsidiaries possess any current or contingent rights to any source code included in the Company’s or its Subsidiaries’ product or service offerings.

Section 4.13  Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Company or its Subsidiaries, which contest, if determined adversely to the Company, would not reasonably be expected to have a Company Material Adverse Effect.

(b) There are no material pending and neither the Company nor any Subsidiary has received written notice of any material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries.

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

(e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith, which contest, if determined adversely to the Company, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.14  Tangible Assets.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

Section 4.15  Environmental.

(a) To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary that would, individually or in the aggregate, have a Company Material Adverse Effect.

(c) To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Materials that require a Cleanup.

Section 4.16  Labor Matters.

(a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.17  Proxy Statement.  The Proxy Statement will not, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 4.18  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than Morgan Stanley & Co. Incorporated (“MS”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.19  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on this Agreement is the only vote of the holders of securities of the Company necessary to approve this Agreement and the consummation of the Merger (the “Company Shareholder Approval”).

Section 4.20  Board Recommendation.  The Company’s board of directors has unanimously (a) determined that this Agreement and the Merger are advisable and in the best interests of Company and its shareholders, (b) approved and adopted this Agreement, including the Merger and the other transactions contemplated thereby, and (c) subject to the other terms and conditions of this Agreement, resolved to recommend the Agreement, the Merger and approval of this Agreement by Company’s shareholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.

Section 4.21  Opinion of Financial Advisor.  The board of directors of Company has received an opinion of Morgan Stanley & Co. Incorporated, dated May 17, 2007, to the effect that, as of such date and based upon and subject to the matters set forth in such opinion, the Merger Consideration is fair from a financial point of view to the holders of the Common Stock.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub (the written consent of the sole shareholder of which has not been modified or revoked), and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act and (D) the Exchange Act, require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) or (iv), for such violation, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approval the failure of which to make or obtain, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.4  SEC Reports.  Parent has filed all reports and other documents with the SEC required to be filed or furnished by Parent since December 31, 2004 (such documents, together with any current reports filed during such period by Parent with the SEC on a voluntary basis on Form 8-K, the “Parent SEC Reports”). As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.5  Compliance with Law.  Except as would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.6  Sub’s Operations.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.7  Proxy Statement.  None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.9  Sufficient Funds.  Parent has, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.

Section 5.10  Acquiring Person.  None of Parent, Sub or their respective Affiliates is or ever has been, with respect to the Company, an “acquiring person”, or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA). Sub will not be, with respect to the Company after the Merger, an “affiliate or associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA).

Section 5.11  Investigation by Parent and Sub.

(a) Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV. Parent has no knowledge of any of the Company’s representations or warranties being untrue in any material respect.

(b) In connection with Parent’s and Sub’s investigation of the Company, each of Parent and Sub has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Sub is familiar with such uncertainties, that each of Parent and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent and Sub and its Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Parent and Sub acknowledges that, without limiting the generality of this Section 5.11, neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

ARTICLE VI

Covenants

Section 6.1  Interim Operations of the Company.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) amend its articles of incorporation or bylaws (or equivalent organizational documents);

(b) except for Common Stock to be issued or delivered pursuant to the Company Option Plans or the ESPP, or upon conversion of any of the Senior Notes and except for the issuance, grant or delivery of options for Common Stock issued pursuant to the Company Option Plans in the ordinary course of business consistent with past practice, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

(d) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(f) other than in the ordinary course of business consistent with past practice, acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(g) other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;

(h) grant any material increases in the compensation of any employees of the Company and its Subsidiaries (the “Employees”) or directors, except in the ordinary course of business and in accordance with past practice, or enter into any material new employment or severance agreements with any such director or Employee, except for retention bonus agreements, bonus plans or bonus arrangements for Employees other than Executive Officers involving, in the aggregate, obligations of not more than ten million dollars ($10,000,000.00) (the “Stabilization Amount,” any such agreements, plans or arrangements subject to this exception, “Post-Signing Stabilization Plans”), provided any bonuses thereunder will be paid to an Employee in accordance with the following terms: a bonus grant may provide for not more than thirty percent (30%) of the total potential bonus being paid prior to six (6) months after the date of this Agreement, and the Employee may not have voluntarily terminated his or her employment with the Company, Parent or the Surviving Corporation prior to the date specified for payment or have been terminated for Cause. As soon as practicable after the Company or a Subsidiary thereof determines that an Employee is eligible to be considered for a Post-Signing Stabilization Plan benefit, the Company shall inform Parent of the name of the individual awarded such right and the amount of the potential bonus.

(i) except as may be contemplated by this Agreement or in the ordinary course of business consistent with past practices, terminate or materially amend any Benefit Plans;

(j) change any of the accounting methods used by the Company unless required by GAAP or applicable Law; or

(k) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2  Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the transactions contemplated by this Agreement (and not to conduct further due diligence or other investigation of the Company); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further investigation of the Company, including environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement. The Confidentiality/Non-Disclosure Agreement, dated May 2, 2007 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.3  Acquisition Proposals.

(a) The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, encourage, facilitate, solicit, or participate or engage in any negotiations, inquiries, or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than Parent or its Representatives access to its properties, books, or records, except as required by law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger. The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any such third parties be promptly returned or destroyed.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company is contacted by any third party expressing an interest in discussing a possible Acquisition Proposal or receives an unsolicited Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any non-public information to, any Person or Persons (but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement (i) must be no less restrictive in the aggregate to the Person making such proposal than the Confidentiality Agreement, (ii) may not provide for an exclusive right to negotiate with the Company and (iii) may not restrict the Company from complying with this Section 6.3(b))) making such contact or making such Acquisition Proposal and their respective Representatives, prior to Company Shareholder Approval, in each case, if and to the extent that (A) the Company’s board of directors determines in good faith, by resolution duly adopted, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal, and (B) the Company’s board of directors determines in good faith, by resolution duly adopted, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) The Company will as promptly as reasonably practicable (and in any event within 24 hours after receipt) notify Parent of the receipt by the Company of any Acquisition Proposal or of any expression of interest from a Person in discussing a possible Acquisition Proposal, and the identity of the Person or Persons making such Acquisition Proposal or expression of interest. The Company will provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to Section 6.3(b) within 24 hours after execution thereof. The Company will provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors would reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to the Company to any Person in compliance with the provisions of this Section 6.3, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached). The Company will (i) provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto (including negotiations contemplated by Section 6.3(b)), (ii) promptly provide Parent a copy of all written information subsequently provided to, by or on behalf of such Person or group in connection with any Acquisition Proposal and (iii) promptly (and in any event within 24 hours of such determination) notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Subject to Section 6.3(e), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (A)(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Sub, the approval or recommendation or declaration of advisability by the board of directors of the Company or any such committee thereof of the Merger as set forth in Section 6.7; (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal or (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Shares, fail to recommend against acceptance of such tender offer or exchange offer by Company’s shareholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in clauses (i)-(iii) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (ii) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding the foregoing, in the event that, prior to the Company Special Meeting, the Company’s board of directors receives a Superior Proposal that has not been withdrawn, the Company’s board of directors may, if the Company’s board of directors by resolution duly adopted determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, may make a Change of Recommendation, approve or recommend such Superior Proposal or terminate this Agreement as permitted pursuant to the terms of Section 8.1(c)(ii); provided that:

(i) the Company notifies the Parent that it intends to take such action, which notice must specify the reasons for taking such action, the identity of the party making such proposal and the material terms and conditions of such proposal; and

(ii) Parent shall not have proposed, within three (3) Business Days after receipt of such notice from the Company, to amend this Agreement to provide for terms the board of directors of the Company determines in good faith, after consultation with its financial advisor, to be as favorable as or superior to those of the Superior Proposal.

(f) Nothing contained in this Section 6.3 shall prohibit the Company or its board of directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law; provided that the content of the disclosure complies with this Section 6.3.

Section 6.4  Employee Benefits.

(a) For the benefit of Employees, until the earlier of six (6) months after the Effective Time or June 30, 2008, Parent agrees to (i) maintain or cause its Subsidiaries (including the Surviving Corporation) to maintain for each eligible Employee the amount of Employees’ base salary or wage rates, equity compensation, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Employee on the date hereof and (ii) either (A) maintain or cause its Subsidiaries (including the Surviving Corporation) to maintain the Benefit Plans (other than the Company Option Plans and ESPP) at the benefit levels in effect on the date hereof or (B) provide or cause its Subsidiaries (including the Surviving Corporation) to provide employee benefits (including, without limitation, retirement, health and life insurance benefits) that, in the aggregate, are no less favorable to each Employee than those in effect for such Employee on the date hereof.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all Benefit Agreements and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s executive change-in-control and general severance and retention plans (collectively, the “CIC Plans”), in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former director or Employee thereof or for the benefit of any such current or former director or Employee. As of the Effective Time, Parent shall honor or cause to be honored all Post-Signing Stabilization Plans. Parent shall not, and shall cause the Surviving Corporation not to, terminate the CIC Plans or Post-Signing Stabilization Plans or amend them in any manner without the consent of the affected current or former Employee for a period of two (2) years immediately following the Effective Time. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b). In addition, Parent agrees that if an Employee thereof is employed immediately after the Effective Time with the Parent or any Subsidiary thereof (including the Surviving Corporation) and their position with the Surviving Corporation is eliminated or their employment is involuntarily terminated by Parent without Cause within the first twelve (12) months immediately following the Effective Time, such Employee shall receive additional vesting in Substituted Parent Options as if the Employee were employed with Parent or a Subsidiary thereof (including the Surviving Corporation) for an additional twelve (12) months after his or her actual date of termination of employment.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries that are located within the United States (including the Surviving Corporation) following the Effective Time and in which any of the Employees working in the United States participate (the “Parent Plans”), for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent (i) waived or not included under the corresponding Benefit Plan and (ii) permitted by the applicable insurance policy under the Parent Plan.

Section 6.5  Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(f).

Section 6.6  Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and bylaws of the Company as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance.

(c) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the articles of incorporation and bylaws of the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7  Proxy Statement.  So long as the Company’s board of directors shall not have effected a Change of Recommendation, (a) the Company shall take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws and Nasdaq rules to call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof for the purpose of approving this Agreement, and (b) in connection with the Company Special Meeting, as soon as practicable after the date hereof the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the shareholders of the Company pursuant to the WBCA and the Exchange Act. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement, to Parent, and will consider inclusion into the Proxy Statement comments timely received from Parent or its counsel. The Company shall give Parent notice of any comments on the Proxy Statement received by the SEC, and shall promptly respond to SEC comments, if any. The Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement (the “Company Recommendation”).

Section 6.8  Commercially Reasonable Efforts; HSR Act Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their commercially reasonable efforts to promptly, unless prohibited by Law (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States (for purposes of this Section 6.8(a)(iii)(B), “promptly” shall mean within ten Business Days of the date of this Agreement), and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date (as defined herein)). Notwithstanding anything to the contrary in this Section 6.8(a), (x) neither Parent nor any of its subsidiaries shall be required to divest any of their respective material businesses, product lines , or assets, or to take or agree to take any other material action or agree to any material limitation on its business practices, and (y) Company shall not be required to divest material businesses, product lines, or assets, or to take or agree to take any other material action or agree to any material limitation on its business practices.

(b) Each of the Company, Parent and Sub shall give prompt notice to the other parties of (i) any written notice or other communication from any Governmental Entity in connection with the Merger and (ii) any change or development that is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 6.9  Section 16 Matters.  Prior to the Effective Time, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of the Substituted Options pursuant to this Agreement shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act.

Section 6.10  Filing of Form S-8.  Parent has filed or agrees to file no later than the Effective Time a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent’s common stock issuable with respect to Parent Restricted Shares and Substitute Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Substitute Options acquired in accordance with this Agreement remain outstanding.

Section 6.11  ESPP.  The Company’s ESPP shall continue to be operated in accordance with its terms and past practice for the current Purchase Period (as defined in the ESPP) (“Purchase Period”); provided that if the Closing is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier Purchase Date (as defined in the ESPP) in accordance with Section 21.2 of the

ESPP. Such earlier Purchase Date shall be as reasonably close to the Closing Date as is administratively practicable. The Company shall suspend the commencement of any future Purchase Periods under the ESPP unless and until this Agreement is terminated and shall terminate the ESPP prior to the Closing Date.

ARTICLE VII

Conditions

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) this Agreement shall have been approved by the shareholders of the Company in accordance with the WBCA;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

(c) any applicable waiting period under the HSR Act or other comparable law or regulation of a non-U.S. Governmental Entity having jurisdiction over the transactions contemplated hereby shall have expired or been terminated.

Section 7.2  Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:

(a) each of the representations and warranties of the Company shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing; and

(c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;

(c) the Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) Parent shall have delivered to the Company a certificate, in form and substance reasonably satisfactory to the Company, to the effect that, at the Effective Time, after giving effect to the Merger and the other transactions contemplated hereby, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 7.4  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.8(a).

ARTICLE VIII

Termination

Section 8.1  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to November 17, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(b) and Section 7.1(c), then either the Company or Parent may extend the Termination Date to May 17, 2008;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.8(a); or

(iii) if the Company Special Meeting shall have concluded without the approval of this Agreement by the Company’s shareholders having been obtained in accordance with the WBCA;

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i) until the earlier of (x) 30 days after delivery of written notice of such breach or untruth, or (y) the date on which the Parent or Sub ceases to exercise commercially reasonable efforts to cure such untruth, inaccuracy or breach; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) in order to accept a Superior Proposal in compliance with Section 6.3; or

(d) By Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i) until the earlier of (x) 30 days after delivery of written notice of such breach or untruth, or (y) the date on which the Company ceases to exercise commercially reasonable efforts to cure such breach, inaccuracy or untruth; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) if the board of directors of the Company shall have withdrawn or modified, in a manner adverse to Parent or Sub, the Company Recommendation, or approved or recommended (or, in case of a tender or exchange offer, failed to recommend rejection thereof within the time prescribed by the applicable SEC rules) another Acquisition Proposal or has resolved to do so.

Section 8.2  Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or intentional breach of this Agreement or the Confidentiality Agreement.

(b) If

(i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii), or

(ii) (A) this Agreement is terminated by (I) the Company pursuant to Section 8.1(b)(i) (but only if at such time Parent would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i)) without a vote of the Company’s shareholders being taken or (II) by either Parent or the Company pursuant to Section 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the termination of this Agreement in the case of clause (A)(I) and the time of Company Special Meeting in the case of clause (A)(II), an Acquisition Proposal and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction pursuant to such Acquisition Proposal, which Qualifying Transaction is later consummated with the Person that made such Acquisition Proposal, or (2) such a Qualifying Transaction occurs with such Person, then the Company shall pay to Parent a termination fee of $175,000,000 in cash,

(x) concurrently with any termination pursuant to Section 8.1(c)(ii),

(y) within five (5) Business Days after any termination pursuant to Section 8.1(d)(ii) and

(z) within five (5) Business Days after the consummation of the transaction contemplated by Section 8.2(b)(ii)(C) after a termination by the Company pursuant to Section 8.1(b)(i) or by the Company or Parent pursuant to Section 8.1(b)(iii) in the manner contemplated by Section 8.2(b)(ii);

it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release any party from liability for intentional breach or fraud. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(c) If (i) this Agreement is terminated by Parent or the Company (A) pursuant to Section 8.1(b)(i) due to the failure to satisfy the conditions to Closing set forth in Sections 7.1(b) or (c) due to the failure to receive any required antitrust or competition consent or clearance from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust, competition, privacy or security reasons, or (B) pursuant to Section 8.1(b)(ii), (ii) all other conditions to Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived at such time, and (iii) the Company has not breached in any material respect any of its covenants set forth in this Agreement, then Parent shall, concurrently with such termination, pay the Company a fee of $500,000,000 in cash.

ARTICLE IX

Miscellaneous

Section 9.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.

Section 9.2  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	if to Parent or Sub, to:
Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Attention:	Keith R. Dolliver
Associate General Counsel
Facsimile: 425-706-7329

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Facsimile: 206-623-7022

Attention:	Robert S. Jaffe
Eric Simonson
Chris K. Visser

(b)	if to the Company, to:
aQuantive, Inc.
821 Second Avenue, Suite 1800
Seattle, WA 98104
Facsimile: 206-816-8502

Attention:	Linda A. Schoemaker
Senior Vice President and General Counsel

with a copy to:

Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
Facsimile: 206-359-9000

Attention:	David F. McShea
Andrew Bor

and

Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, Oregon 97214
Facsimile: 503-727-2222
Attention: Roy W. Tucker

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article IV calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5  Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article III on and after the Effective Time and Section 6.4 and Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Washington or any Washington state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Washington; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Washington or any Washington state court in any other court or jurisdiction.

Section 9.10  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11  Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

Section 9.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13  Expenses.  All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

Section 9.14  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15  Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.16  WAIVER OF JURY TRIAL.  EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AQUANTIVE, INC.

By:	/s/ Brian McAndrews
Name: Brian McAndrews
Title: President and CEO

MICROSOFT CORPORATION

By:	/s/ Kevin R. Johnson
Name: Kevin Johnson
Title: President, Platforms and Services Division

ARROW ACQUISITION COMPANY

By:	/s/ Keith Dolliver
Name: Keith Dolliver
Title: President

Annex B

May 17, 2007

Board of Directors
aQuantive, Inc.
821 2nd Avenue, Suite 1800
Seattle, WA 98104

Members of the Board:

We understand that aQuantive, Inc. (the “Company”), Microsoft Corporation (the “Buyer”), and Arrow Acquisition Company, a wholly owned subsidiary of the Buyer (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 17, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than restricted shares of Company Common Stock issued pursuant to any of the Company’s option plans that remain unvested, shares held in treasury or held by the Buyer, Merger Sub or any subsidiary of the Buyer, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $66.50 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	reviewed certain publicly available financial projections of the Company prepared by equity research analysts, as discussed with the management of the Company;

v)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

vi)	reviewed the reported prices and trading activity for the Company Common Stock;

vii)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

viii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix)	participated in discussions and negotiations among representatives of the Company, the Buyer and their financial and legal advisors;

x)	reviewed the Merger Agreement and certain related documents; and

xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With

B-1

respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from a broad range of parties with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer and two other potential buyers, which expressed interest in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, we have provided financial advisory and financing services for the Company and the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, the Buyer or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO.
INCORPORATED

By:	/s/ Michael F. Wyatt
Michael F. Wyatt
Managing Director

B-2

Annex C

TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13. DISSENTERS’ RIGHTS

RCW 23B.13.010. Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

RCW 23B.13.020. Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

RCW 23B.13.030. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

RCW 23B.13.200. Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

[2002 c 297 § 36; 1989 c 165 § 143.]

RCW 23B.13.210. Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 37; 1989 c 165 § 144.]

RCW 23B.13.220. Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2002 c 297 § 38; 1989 c 165 § 145.]

RCW 23B.13.230. Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220 (2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146.]

RCW 23B.13.240. Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147.]

RCW 23B.13.250. Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

RCW 23B.13.260. Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149.]

RCW 23B.13.270. After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150.]

RCW 23B.13.280. Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2002 c 297 § 40; 1989 c 165 § 151.]

RCW 23B.13.300. Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

RCW 23B.13.310. Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

AQUANTIVE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AQUANTIVE, INC. FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS ON AUGUST 9, 2007 The undersigned hereby acknowledge(s) receipt of the official Notice of Special Meeting of Shareholders, dated July 3, 2007, and hereby appoint(s) Brian McAndrews and M. Wayne Wisehart and each of them as proxies, each with full power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of aQuantive, Inc. held of record by the undersigned on June 25, 2007, which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of aQuantive, Inc., to be held on August 9, 2007, at 10:00 a.m., Pacific time, at the Hotel 1000, located at 1000 First Avenue Seattle, WA 98104, and any adjournment or postponement of the special meeting. The undersigned direct(s) that this proxy be voted as designated by the undersigned with respect to Proposals 1 and 2 and in the proxies’ discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting. SPECIAL MEETING OF SHAREHOLDERS OF AQUANTIVE, INC. AUGUST 9, 2007 PROXY VOTING INSTRUCTIONS PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD IN THE POSTAGE-PREPAID ADDRESSED ENVELOPE PROVIDED. Please detach along perforated line and mail in the envelope provided. (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

THE BOARD OF DIRECTORS OF AQUANTIVE, INC. UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. 1. APPROVAL OF MERGER To approve the Agreement and Plan of Merger, dated as of May 17, 2007, by and among aQuantive, Inc., Microsoft Corporation and Arrow Acquisition Company. FOR AGAINST ABSTAIN 2. ADJOURNMENT OF SPECIAL MEETING To approve any proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if otherwise deemed necessary or appropriate. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee, agent, guardian, or in any other representative capacity, please state your full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title. Date: ___, 2007 ___Signature ___Signature if Held Jointly YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.